UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CoBiz Financial Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 9, 2018

Dear Fellow Shareholder:

This year's Annual Meeting of Shareholders of CoBiz Financial Inc., a Colorado corporation (the Company), will be held at the Company’s office at 1401 Lawrence Street, Suite 1200, Denver, Colorado 80202 on April 26, 2018 at 8:00 a.m., M.D.T.  You are cordially invited to attend.

We are using the Securities and Exchange Commission (SEC) rule that allows us to furnish our proxy materials to shareholders over the Internet. This means our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. By delivering proxy materials electronically to our shareholders, we can reduce the costs of printing and mailing our proxy materials. Please visit www.edocumentview.com/COBZ for more information about the electronic delivery of proxy materials.

The Company’s Board of Directors recommends that you vote:

(i)	FOR the election of twelve nominees to serve as directors of the Company;

(ii)	FOR an advisory (nonbinding) shareholder approval of executive compensation;

(iii)	FOR the ratification (nonbinding) of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(iv)	FOR the option of an annual nonbinding advisory vote as the frequency with which shareholders are provided a future advisory vote regarding executive compensation.

To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, you should vote via telephone, via Internet, or by following the instructions on the enclosed notice as soon as possible.  Your vote is important.

At the Annual Meeting, I will review the Company’s activities during the past year and its plans for the future.  Shareholders will be given the opportunity to address questions to the Company’s management.  I hope you will be able to join us.

Sincerely,

Steven Bangert
Chairman of the Board and Chief Executive Officer

COBIZ FINANCIAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, April 26, 2018, at 8:00 a.m., M.D.T
Location:	CoBiz Financial Inc., 1401 Lawrence Street, Suite 1200 Denver, Colorado 80202
Items of Business:	(i) The election of the Board of Director's twelve nominees to serve as directors of the Company;
(ii) An advisory (nonbinding) shareholder approval of executive compensation;
(iii) The ratification (nonbinding) of the selection of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; and
(iv) An advisory (nonbinding) vote to determine whether the shareholder vote on the compensation of the Company’s executives will occur every 1, 2, or 3 years.
Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 21, 2018.
Voting by Proxy:

If you cannot attend the Annual Meeting in person, you may vote your shares by telephone or by Internet no later than 1:00 a.m. Central Time on April 26, 2018 (or as directed on the enclosed notice card). We encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses.

Internet Availability of Proxy Materials:

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on April 26, 2018: CoBiz Financial’s 2017 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2017 are available at: www.edocumentview.com/COBZ

By Order of the Board of Directors

Richard J. Dalton
Corporate Secretary

Dated:  March 9, 2018

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE VIA TELEPHONE, INTERNET OR BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE AND REQUESTING PAPER COPIES OF THE PROXY MATERIALS AT YOUR EARLIEST CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

SUMMARY OF ACCOMPLISHMENTS IN 2017

2017 was a year of continued profitable growth, along with the completion of initiatives designed to help ensure that profitable growth continues.

2017 PERFORMANCE

•	We achieved total shareholder return (“TSR”) of 19.71% for the one-year period ending December 31, 2017;
•	Common shareholder dividends increased 11% in 2017, the sixth consecutive year the dividend has been increased;
•

Net income decreased 5.7%, from $34.9 million in 2016 to $32.9 million in 2017.  The Tax Cuts and Jobs Act (TCJA)  signed into legislation by President Trump on December 22, 2017 reduced the corporate federal tax rate from 35% to 21%.  The reduction in the federal tax rate required a remeasurement of the Company’s deferred tax assets and liabilities that increased tax expense by $7.2 million.  Excluding this increase to tax expense, net income increased $5.2 million, or 15%;

•

Growth in our interest-earning assets, coupled with an expanded net interest margin, increased net interest income by $14.5 million, from $116.1 million in 2016 to $130.6 million in 2017.    Continued growth in the loan portfolio led to a provision for loan losses of $3.3 million in 2017, compared to a $2.1 million negative provision for loan losses in 2016 from the reversal of a specific reserve on a large impaired credit.  While noninterest income was relatively flat in 2017 compared to 2016, revenue from our core business lines increased 7% and noninterest expense increased 2.5%, an improvement over the Company’s goal of maintaining expense growth below 4%; and

•	The average loan and deposit portfolios both increased 9.0% in 2017.

NAMED EXECUTIVE OFFICER COMPENSATION

Our executive compensation plans continue to help drive positive performance.  In 2017 the plans rewarded executives for core earnings per share growth, noninterest income as a percentage of operating revenue, return on average tangible equity, return on assets and TSR.  The plans also rewarded executives for the achievement of other strategic goals, set forth in the Compensation Discussion & Analysis.  We believe that our incentive programs played a significant role in the achievement of the financial and TSR milestones listed above.

99.41% of the shareholders represented in person or by proxy voted in favor of the Say-on-Pay Advisory Resolution at the April 21, 2017 Annual Meeting.

SHAREHOLDER OUTREACH

The Company maintains  an active dialogue with its largest institutional shareholders.  During this process, we discuss matters ranging from financial results, executive compensation and corporate governance.

COBIZ FINANCIAL INC.

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CoBiz Financial Inc. (the “Board” or “Board of Directors”), a Colorado corporation (the “Company” or “CoBiz”), for use at the Annual Meeting of Shareholders of the Company to be held on April 26, 2018, at 8:00 a.m., M.D.T., at the Company’s principal office at 1401 Lawrence Street, Suite 1200, Denver, Colorado 80202 and at any adjournment or postponement of the Annual Meeting.

This Proxy Statement and the accompanying form of proxy are first being transmitted or delivered to holders of the Company’s common stock beginning on or about March 9, 2018, together with the Company’s 2017 Annual Report to Shareholders.

The Company’s principal executive offices are located at 1401 Lawrence Street, Suite 1200, Denver, Colorado 80202.

VOTING

Who Can Vote. Only shareholders of record at the close of business on February 21, 2018 are entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. As of that date, there were 42,237,335 shares of common stock outstanding.  Each share is entitled to one vote.  Cumulative voting is not permitted.  Shares as to which the shareholder instructs the proxy to abstain from voting on any matter or withholds authority to vote for a director will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting but as not voted for purposes of determining the election of directors or other matters.  If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters (a “broker non-vote”), those shares will be treated in the same manner as abstentions.

Quorum Requirement. The Company’s bylaws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of shareholders, present in person or represented by proxy, will constitute a quorum.

Information about Votes Necessary for Action to be Taken.  Directors are elected by majority vote; provided that if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares entitled to vote. The remaining matters to be considered at the meeting will also be adopted if a majority of the votes are cast in favor.  Abstentions and broker non-votes  (assuming a quorum is present) will have no effect on the election of directors or on the remaining matters to be considered at the meeting.

Internet availability of proxy materials.    We are using the SEC notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about March 9, 2018, we sent our shareholders by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

Voting.  If your shares of our common stock are held by a broker, bank or other nominee (i.e., in “street name”), you should receive instructions from that person or entity that you must follow in order to have such shares voted. If you hold shares of our common stock in your own name and not through a broker or another nominee, you may vote such shares:

•	By using the toll-free telephone number listed on the notice,
•	By using the Internet website listed on the notice,
•	By following the instructions on the notice requesting paper copies of the proxy materials and then signing, dating and mailing the proxy card in the postage-paid envelope provided, or
•	By attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares of our common stock in accordance with your instructions. Executed but unmarked proxies will be voted:

(i)	FOR the election of the Board’s nominees as directors;

(ii)	FOR the advisory (nonbinding) shareholder approval of executive compensation;

(iii)	FOR the ratification (nonbinding) of the appointment of CoBiz’s independent registered public accounting firm; and

(iv)	FOR the option (nonbinding) of an annual advisory vote for the approval of executive compensation.

Vote by Telephone.  If you hold shares of our common stock in your own name and not through your broker or another nominee, you can vote such shares by telephone by dialing the toll-free telephone number printed on your notice card. Telephone voting is available 24 hours a day until 1:00 a.m., Central Time, on April 26, 2018. Easy-to-follow voice prompts allow you to vote your shares of our common stock and confirm that your instructions have been properly recorded.

Vote by Internet.  If you hold shares of our common stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your notice card. Internet voting is available 24 hours a day until 1:00 a.m., Central Time, on April 26, 2018. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded.

Vote by Mail.  You can vote by mail by following the instructions on the attached notice and requesting paper copies of the proxy materials and then signing, dating and returning the proxy card in the postage-paid envelope to be provided.

SOLICITATION AND REVOCABILITY OF PROXIES

The Company will pay all expenses in connection with the solicitation of proxies.  In addition to solicitation by mail, officers, directors and regular employees of the Company who will receive no extra compensation for their services may solicit proxies telephonically, electronically or by other means of communication.

A shareholder submitting the enclosed proxy may revoke it at any time before his or her vote is cast at the Annual Meeting by delivering to the Secretary of the Company a written notice of termination of the proxy's authority or of a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.  Shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in the manner directed by the shareholder granting such proxy.  If no direction is made in the proxy, the shares represented by the proxy will be voted as recommended by the Board of Directors.   If your common stock is held through a broker, bank or other nominee, you must follow their instructions to revoke your voting elections.

PROPOSAL 1.  ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the direction of its Board of Directors (Board).   Historically, the Company has also had a board of directors of its wholly-owned subsidiary, CoBiz Bank (Bank).  The board of directors of the Bank (Bank Board) was comprised of separate individuals and there was no overlap in membership between the Board and Bank Board.  On January 18, 2018, the Board elected to restructure and combine the Board and Bank Board.  The efficiencies gained from the combined membership will allow the Company to eliminate redundant meetings and allow the combined board to focus on issues affecting the holding company and its subsidiaries.  The proposed changes to the Board have been unanimously approved by the existing Board.  Pursuant to regulatory requirements, the Board has named a Bank Board, composed of executive management team members, for oversight of the Bank.  This structure is common among most mid-sized peer community financial holding companies.

Candidates for nomination to the Board are selected by the Nominating Subcommittee of the Governance and Nominating Committee (Nominating Subcommittee), and recommended to the Board of Directors for approval, in accordance with the guidelines established by such subcommittee, taking into consideration the overall composition and diversity of the Board, the needs of the Board and the Company based on our strategy and areas of expertise that new Board members might be able to offer.  Directors are elected by the shareholders at each Annual Meeting, to serve for a one-year term, which expires on the date of the next Annual Meeting.    The Board has the authority under the Company’s bylaws to set the number of directors.

With the support of the Board, Bank Board and the Nominating Subcommittee, the Company engaged a third-party advisor to assist the Company in evaluating the incumbent directors and the members of the Bank Board.  The advisor conducted interviews with each person, conducted additional assessments and surveys,  and reviewed each person individually and collectively based on the skills, expertise, culture, diversity and alignment with the strategy of the Company.  The advisor made a recommendation of the individuals to serve as directors of the Board to the Nominating Subcommittee.

After consideration of the advisor’s recommendation and its own review, the Nominating Subcommittee has nominated twelve individuals for election to the Board.  As a result, there will not be any vacancies on the Board after our shareholders meeting on April 26, 2018 (assuming that all nominated directors are elected at the Annual Meeting).  In determining the slate of directors, the Nominating Subcommittee considered Mr. Terrance Scanlan’s partial ownership of an entity that receives payments, in an amount that is significantly below the SEC’s disclosure threshold, on a location leased by the Company.  The Nominating Subcommittee concluded based on this review, that Mr. Scanlan is an independent director.  The Company’s independence requirements are based on the Nasdaq listing standards.  Messrs. Michael B. Burgamy, Evan Makovsky,  Richard L. Monfort, Douglas L. Polson, and Timothy J. Travis are incumbent directors who were not nominated for reelection.

Summary Information on Director Nominees

Name	Age	Director Since	Occupation	Independent	Incumbent (I) New (N)
Steven Bangert	61	1994	Chairman and CEO, CoBiz Financial Inc.		I
Michael G. Hutchinson	62	2017	Retired Audit Partner, Deloitte and Touche	X	I
Angela M. MacPhee	42	N/A	CEO, RGL Forensics	X	N
Joel R. Montbriand	62	N/A	President, Gastroenterology of the Rockies	X	N
Jonathan P. Pinkus	47	N/A	Co-Founder, Arizona Nutritional Supplements	X	N
Mary K. Rhinehart	59	2008	Chairman, President and CEO, Johns Manville	X	I
Noel N. Rothman	88	1994	President, Namtor, Inc.	X	I
Terrance M. Scanlan	68	N/A	Chairman, Four Seasons Resort Estates	X	N
Bruce H. Schroffel	67	2011	Healthcare Consultant	X	I
Mary Beth Vitale	63	2005	Retired Technology CEO and Board Consultant	X	I
Marc S. Wallace	71	N/A	Strategic Advisor, Executive Coach and Vistage Chair	X	N
Willis T. Wiedel	65	N/A	President, Encore Electric, Inc.	X	N

Directors are encouraged but are not required to attend the Annual Meeting.  Last year, all incumbent directors attended the Annual Meeting with the exception of the members of the Bank Board who were not yet directors.

Each of the twelve nominees standing for election has indicated a willingness to serve, but in case any of them are not a candidate at the Annual Meeting, which is not presently anticipated, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee at their discretion.

The Board of Directors recommends a vote “FOR” the election of these directors.

Information regarding director nominees is set forth below:

Nominees for Election as Directors

Steven Bangert - Mr. Bangert has served as Chairman of the Board of Directors and Chief Executive Officer (CEO) of the Company since September 1994.  From August 1992 to March 1999, Mr. Bangert served as President and a director of Western Capital Holdings, Inc. (Western Capital), formerly the bank holding company for River Valley Bank - Texas, located in McAllen, Texas.  From March 1992 to July 1998, Mr. Bangert also served as Chairman of the Board of River Valley Bank - Texas, and, from April 1988 to July 1994, he served as Vice Chairman of the Board and CEO of River Valley Savings Bank - Illinois, a financial institution with locations in Chicago and Peoria, Illinois.  From February 1994 to July 1998, Mr. Bangert served as a director and member of the Executive Committee of Lafayette American Bank.  He holds a bachelor’s degree in Business Administration from the University of Nebraska - Lincoln.

Mr. Bangert has more than thirty years of experience in the financial services industry, with many of those years in executive level and board leadership positions.  The Company believes Mr. Bangert’s qualifications to serve as a director include his financial services industry experience, his Merger and Acquisition (M&A) experience, his extensive board experience in the for-profit and not-for-profit world and his years of experience as a director of the Company.

Michael G.  Hutchinson  – Mr. Hutchinson began his career with Deloitte and Touche in 1978 where he served as a Partner from 1989 to 2002.  From 2002 until his retirement in 2012, he was the Partner-in-Charge of the Colorado Audit and Enterprise Risk practice where he directly led the daily operations of 150 professionals.  Mr. Hutchinson also led the Energy and Financial Services Practices for Deloitte and Touche in Colorado.  He holds a bachelor’s degree in Accounting from the University of Northern Colorado.

As a lead partner in one of the largest public accounting firms in the world, Mr. Hutchinson has extensive experience as a financial expert, including experience in M&A transactions, internal controls, valuation issues and stock-based compensation considerations.  He also facilitated numerous initial public offerings and secondary stock and debt issuances.

Mr. Hutchinson serves on the board of directors of: Westmoreland Coal Company since 2012 and has been Chairman of its Audit Committee and a member of the Executive Committee; One Gas Inc. since 2014 and is Chairman of its Audit Committee and a member of the Executive, Compensation and Nominating Committees; and ONEOK Partners from 2015 until June 2017 when it was merged into its parent company and ceased to exist as a public company, and was a member of its Audit, Nominating and Executive Committees.    In November 2017, Mr. Hutchinson assumed the responsibilities of Interim CEO at Westmoreland Coal Company.

Angela M. MacPhee – Ms. MacPhee is the Chief Executive Officer at RGL Forensics. Ms. MacPhee joined RGL Forensics, a multidisciplinary forensic accounting and consulting services firm, in 2010.  During her career with RGL Forensics, she has served in numerous leadership roles including CEO, COO, CFO and CAO. She holds a Masters of Business Administration, as well as a Bachelor of Science in Accounting from the University of Colorado. She is a Certified Public Accountant in the State of Colorado.

Ms. MacPhee has extensive business knowledge and extensive leadership experience through her position as the CEO where she oversees firm-wide operations of 25 offices on 5 continents and a global executive team. The

Company believes Ms. MacPhees’s qualifications to serve as a director include her varied positions on not-for-profit and for-profit boards, serving as CFO of two companies, and service on several audit and finance committees.

Joel R. Montbriand, M.D. – Dr. Montbriand is a founding partner of Gastroenterology of the Rockies, a gastroenterology practice in Boulder County and Greater Denver Metro area with 18 physicians, six mid-level providers, 150 employees, 10 clinical offices and five Medicare licensed surgery centers.  He received his bachelor’s degree from the Hamline University, and M.D. Medicine from the University of Minnesota.

The Company specializes in loans to medical practices and the physicians involved in those groups.  Dr. Montbriand has experience interacting with these groups and physicians.  He has served as the Chair of Gastrointestinal Cancer Subcommittee for Oncology Task Force since 2016, Co-Chair Gastrointestinal Service Line, as well as served on variety of Boards, presently including SCLH-GI Endoscopy Holdings, LLC and Endoscopy Centers of the Rockies.  The Company believes Dr. Montbriand’s qualifications to serve as a director include his extensive executive level experience in the healthcare industry and his extensive board experience.

Jonathan P. Pinkus – Mr. Pinkus co-founded Arizona Nutritional Supplements, (ANS) and currently serves as a strategic advisor and board member for ANS. ANS is one of the nation’s largest contract and private label manufacturers of vitamins, minerals, dietary supplements and meal replacements.

Mr. Pinkus has significant experience in the manufacturing realm and as CEO of ANS was instrumental in leading the company to become one of the largest contract dietary supplement manufacturers.  In 2012, he led ANS to a successful recapitalization with a private equity firm.

Many of the Company’s customers are involved in manufacturing.  The Company believes Mr. Pinkus’ qualifications to serve as a director include his manufacturing experience, as well as his experience serving as a member on both for-profit and not-for-profit boards. He holds a bachelor’s degree in Accounting/Finance from Arizona State University.

Mary K. Rhinehart – Ms. Rhinehart is Chairman, President and Chief Executive Officer of Johns Manville. Ms. Rhinehart joined Johns Manville, a leading manufacturer and marketer of premium-quality building and specialty products and a Berkshire Hathaway company, in 1979. During her career with Johns Manville, she has served in numerous leadership roles including CEO, CFO, Corporate Treasurer, Vice President of Human Resources, and Vice President and General Manager of a business unit. She received her bachelor’s degree in Finance Cum Laude from the University of Colorado at Boulder and her Master of Business Administration from the University of Denver.

Ms. Rhinehart has extensive business knowledge and experience through her position as the CEO of a global company with 7,000 employees and manufacturing facilities in North America, Europe, and China.  The Company believes Ms. Rhinehart’s qualifications to serve as a director include her varied positions in the building and specialty products industry, her education and experience in multiple business disciplines – including her strong financial background and global M&A experience, her extensive board experience in the for-profit and not-for-profit worlds, and her years of experience as a director of the Company.

Ms. Rhinehart has served on the Board of Ply Gem Holdings Inc., a publicly traded building products company since 2014.

Noel N. Rothman – Mr. Rothman is a private investor and has served as President of Namtor, Inc., a closely held business and financial services company in which he is a principal shareholder, since September 1985.  Mr. Rothman is also the Company’s largest individual shareholder.  Mr. Rothman attended Wayne State University.

The Company has a large base of high-net-worth and private banking clients.  Mr. Rothman has extensive experience dealing with banks as a client utilizing these services.  The Company believes Mr. Rothman’s qualifications to serve as a director include his financial and investing experience, his M&A experience and his years of experience as a director of the Company.

Terrance M. Scanlan – Mr. Scanlan is the Chairman and CEO of Four Seasons Resort Estates in Nevis, West Indies.  During his career, he has served in numerous leadership roles and was responsible for development and management of a 5-star luxury golf course community.   Mr. Scanlan has also founded Resort Consulting Group, Ltd and Alpine Mountain Builders, Inc., a builder of luxury homes in Colorado’s Vail Valley.  He holds a bachelor’s of Business Administration from the University of Notre Dame and a Master of Business Administration in Finance from Southern Methodist University.

The Company has a significant real estate portfolio in both the Colorado and Arizona markets.  Mr. Scanlans’s experience in real estate development and construction is valuable to the board.  In addition, his qualifications to serve as a director include his management and leadership experience, as well as start-up experience. Mr. Scanlan has been involved in various community boards in the Vail Valley.

Bruce H. Schroffel – Mr. Schroffel is a consultant to the healthcare industry and a community leader.  From 2006 until 2013, Mr. Schroffel served as President and CEO of the University of Colorado Health Hospital. He has worked in healthcare administration for more than 35 years including leadership positions at Stony Brook University Hospital on Long Island, NY, and the Medical Center at the University of California, San Francisco.  He received his bachelor’s degree from the University of California, Berkeley, and a  Master degrees in Science and Public Health from Columbia University.

The Company specializes in loans to medical practices and the physicians involved in those groups.  Mr. Schroffel has experience interacting with these groups and physicians.  The Company believes Mr. Schroffel’s qualifications to serve as a director include his extensive executive level experience in the healthcare industry, his M&A experience and his extensive board experience in the not-for-profit arena.

Mary Beth Vitale – Ms. Vitale co-founded Pellera, LLC., a consulting firm specializing in cybersecurity and board governance to boards of directors, in 2001. Previously, she had served as President, CEO and Chairman of the Board of WestwindMedia.com, President and Chief Operating Officer of RMI.NET, and President-Western States for AT&T. She received her bachelor's degree from Hillsdale College; a Master's degree from the University of Colorado; and an Advanced Management degree from the Wharton School. She was also a Commissioner on former Colorado Governor Bill Owens’ Commission for Science and Technology.  In addition, she is past Chairman of the Board of Directors of the National Association of Corporate Directors (NACD) local chapter. Ms. Vitale has also been recognized as an NACD Board Leadership Fellow and SEC financial expert.  She currently is a faculty member for the NACD in board governance and cyber security training.  She is also a Co-Chair of the Women Corporate Directors, Colorado Chapter.  Ms. Vitale also recently earned the CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute, which demonstrates her commitment to advanced cybersecurity literacy to the Company, investors and regulators.

The Company has a sophisticated approach to utilizing technology to meet the needs of its customers.  In addition, the Company is publicly traded and values the importance of strong corporate governance.  The Company believes Ms. Vitale’s qualifications to serve as a director include her varied positions in the technology and telecommunications industries; her experience and leadership in the corporate governance arena; her board experience in technology, cyber and medical technology companies; and her years of experience as a director of the Company.

Ms. Vitale served on the Board of Zynex, Inc., a publicly traded medical technology company from 2008 to 2014.

Marc Wallace - Mr. Wallace serves as a Chair and Executive Coach of Vistage International, Inc.  Vistage is the industry leader for private advisory boards for CEOs, executives and business owners.  As an executive consultant, coach and human resource strategist, Mr. Wallace has served as a subject matter expert on culture, vision, and strategy within firms. He holds a Bachelor of Arts in Math from Adams State University and an MBA in Finance from Central Michigan University.

Mr. Wallace spent 14 years with Dow Chemical advising on long-term investment options and market strategies, is a former President and CEO of a Human Resource Management Consulting Company and led a public offering of the company after 15 years of consecutive growth. The Company believes his qualifications and strong knowledge and experience in organizational change, leadership development, and personal effectiveness, will be valuable to the Board.

Willis T. Wiedel – Mr. Wiedel is the President and Chairman of the Board of Encore Electric, Inc.  Mr. Wiedel is one of the founding partners of Encore Electric, Inc. which is one of the leading brands in specialty electrical contracting in the Rocky Mountain West.  He holds a bachelor’s degree in Chemistry from the University of Nebraska at Kearny and attended graduate school at the University of Nebraska at Lincoln and Mount St. Mary’s University and Seminary in Emmetsburg, Maryland.

The Company services numerous construction-related industries within its banking and insurance portfolios.  Mr. Wiedel’s experience in this area through his leadership of Encore Electric, Inc. will be valuable to the Board.  Mr. Wiedel has been active in several organizations and associations that represent the electrical contracting industry.  Since 2009, he has served as a member of the Metro Denver Economic Development Executive Council as part of the Denver Metro Chamber of Commerce.  The Company believes Mr. Wiedel’s qualifications to serve as a director include his extensive executive level experience in a construction-related industry, his entrepreneurial background in founding and operating a successful company, and his involvement with the not-for-profit sector.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Executive, Audit, Governance and Nominating, and Compensation. The standing committees regularly report on their activities and actions to the full Board.  Each of the standing committees have the authority to engage outside experts, advisors and counsel to the extent the committee considers appropriate to assist the committee in its work. With the exception of the Executive and Capital Formation Committees, each of the standing committees has adopted and operates under a written charter.

The Board of Directors held five regular meetings during fiscal year 2017. Each incumbent director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

The Company maintains an Internet website located at www.cobizfinancial.com on which, among other things, the Company makes available, free of charge, various reports that it files with or furnishes to the SEC, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. The public may read and copy any materials we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The Company has also made available on its website its Corporate Governance Guidelines, its Excessive and Luxury Expenditures Policy and its Code of Conduct and Ethics, as well as the charters for its Audit Committee, Governance and Nominating Committee, and Compensation Committee.  To access these materials, visit the Company’s website at www.cobizfinancial.com and select “Investor Relations,” and “Corporate Overview,” then select “Committee Charters,” and then select the name of the document you wish to view. The content on any website referred to in this filing is not incorporated by reference into this filing unless expressly noted otherwise.

Board Structure and Lead Independent Director

Mr. Bangert serves as the Chairman of the Board, in addition to his duties as CEO of the Company.  He is currently the only director who is also an employee of the Company.  The Board has determined that the current structure of the combined Chairmanship and CEO position is in the best interest of the Company.  The Board believes that the experience of Mr. Bangert is invaluable to the leadership and the direction of the Company as provided by the Board.  The combined position promotes both guidance and clarity of the Company’s mission statement.  The Board believes that the potential appearance of a conflict of interest that may arise when the positions are combined has been mitigated by steps taken by the Board.  Specifically, the Board has elected a lead independent director as discussed below, conducts executive sessions without the presence of management, is authorized to engage the services of independent consultants (including executive compensation consultants) and has aligned incentive compensation with corporate-wide performance goals that do not encourage unnecessary and excessive risks.  Further, the Board has demonstrated their commitment and ability to provide independent oversight of management. A majority of the members of the board are independent, and 100% of the members of the Audit, Compensation, and Nominating Subcommittee of the Governance and Nominating Committee (G&N Committee) are independent.

Mr. Rothman has served as the lead independent director of the Board of Directors since October 22, 2016.   Mr. Rothman was elected to such position by the independent members (excluding Messrs. Bangert and Makovsky) of the Board of Directors.  The lead independent director position is reviewed annually. The responsibilities of the lead independent director are as follows:

•Coordinating the activities of the independent directors;

•Advise the Chairman as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;

•Advise the Chairman as to the quality, quantity, and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties and may specifically request the inclusion of certain material;

•Recommend to the Chairman the retention of consultants who report directly to the Board;

•Interview, along with the Chair of the G&N Committee, all Board candidates and make recommendations to the Nominating Subcommittee of the Board;

•Assist the Board and Company officers in assuring compliance with and implementation of the Company’s governance guidelines;

•Coordinate and develop the agenda for, call and preside over executive sessions of the Board’s independent directors and act as principal liaison between the independent directors and the Chairman on sensitive issues;

•Evaluates, along with the Compensation Committee and the Board, the CEO’s performance and meets with the CEO to discuss the Board’s evaluation;

•In conjunction with input from the Nominating Subcommittee, recommends to the Chairman the membership of the various Board committees, as well as the selection of the committee chairs;

•Approves meeting agendas and schedules for the Board in advance of the meetings and assures there is sufficient time at each meeting for discussion of all agenda items;

•Is an ex-officio member of Nominating Subcommittee of the G&N Committee to review director nominations and is eligible to vote in the event a tie-breaking vote is necessary;

•Presides over all Board meetings at which the Chairman is not present; and

•Is available for consultation and communication upon reasonable request of a shareholder.

Experience, Qualifications, Attributes and Skills of Directors and Nominees

In considering each director and director nominee and the composition of the Board as a whole, the Nominating Subcommittee searches for candidates that promote diversity of views, experiences, characteristics, attributes and skills, including diversity in gender and ethnic background, that the Nominating Subcommittee believes enables a director to make a significant contribution to the Board and its oversight of the Company. These experiences, characteristics, attributes and skills include management experience, independence, financial expertise, education, community involvement and diversity in gender and ethnic background. The Nominating Subcommittee may also consider other experiences, characteristics, attributes and skills, as it deems appropriate, given the needs of the Board and the Company.

The Nominating Subcommittee believes that directors who possess these experiences, characteristics, attributes and skills are better able to provide oversight of management and our long-term and strategic objectives. On an annual basis, the Nominating Subcommittee reviews the nominees selected to serve as directors and considers the diverse backgrounds, education, experiences, and skills of the nominees.  While there is no formal diversity policy, the Nominating Subcommittee also considers in this review, its desire for diversity in gender, race, age, geography and background when recommending committee memberships and nominees.  In addition, the Nominating Subcommittee conducts an annual self-assessment of the Board’s effectiveness that includes consideration of the appropriate mix of the board members. The following table sets forth the experience, qualifications, attributes and skills of each director nominee that led the Board to conclude that such persons should serve as directors. The Board also considered the specific experience described in each nominee’s biographical information, as disclosed above.

Summary of Director Qualifications and Experience	Steven Bangert	Michael G. Hutchinson	Angela M. MacPhee	Joel R. Montbriand	Jonathan P. Pinkus	Mary K. Rhinehart	Noel N. Rothman	Terrance M. Scanlan	Bruce H. Schroffel	Mary Beth Vitale	Marc S. Wallace	Willis T. Wiedel
Management Experience
Experience as a CEO, COO, President or Senior Vice President of a company or a significant subsidiary, operating division or business unit.	●	●	●	●	●	●	●	●	●	●	●	●
Independence
Satisfies the independence requirements of the Nasdaq listing standards and SEC regulations.		●	●	●	●	●	●	●	●	●	●	●
Financial Expertise
Possesses the knowledge and experience to be qualified as an “audit committee financial expert” as that term is defined by SEC regulations.		●	●		●	●				●
Education
Possesses an advanced educational degree.			●	●		●		●	●	●	●
Community Involvement
Is actively involved in the communities in which we operate and will promote a positive image of the Company.	●	●	●	●	●	●	●	●	●	●	●	●
Tenure
Contributes new perspectives and experience to the board as a member with less than five years on the board.		●	●	●	●			●			●	●
Diversity
Contributes to the board in a way that enhances perspectives through diversity in gender and/or ethnic background.			●			●				●	●
Board Governance Knowledge
Possesses a background that contributes to an understanding of key business and industry trends and the Board’s role in overseeing the Company’s culture and risk oversight.	●	●	●	●	●	●	●	●	●	●	●	●

Board’s Role in the Risk Oversight Process

The Board’s role in risk oversight is to oversee and monitor the Company’s risk management processes and to ensure that management has the skills and resources in place to address areas of risk within the organization.  To facilitate that goal, the Company has implemented an enterprise-wide risk analysis and oversight program.  This program is designed to: (a) identify the various risks faced by the organization, including credit risk, market risk (including liquidity risk) and operating risk (including technology, cybersecurity, operational, compliance and fiduciary risk); (b) identify appropriate mitigation measures for such risks, including assigning responsibility for managing those risks to individual executives within the management team; and (c) align these management assignments with appropriate Board−level oversight.

Responsibility for the oversight of the program itself has been delegated to the G&N Committee.  Under the program, a risk matrix has been developed and the organization’s most prominent risks have been identified, responsibility for such risks has been assigned to appropriate executives, and assignments have been aligned for appropriate Board oversight.  Responsibility for managing these risks includes strategies related to both mitigation (acceptance and management) and transfer (insurance).  The G&N Committee reviews and updates the matrix annually or as necessary if there are new products, significant changes to existing products, services or risks.  Such reviews are performed with input from individuals tasked with risk oversight, including our Chief Credit Officer, Loan Review Director,  Internal Audit Director, Treasurer, Chief Information Officer, Director of Compliance and a senior executive who oversees most operational areas.  After input is received from these officers, the G&N Committee submits the risk matrix to the full Board for review.

The Board also regularly reviews the organizational structure of the Board, its committees and the management structure of the Company to ensure that risk oversight is appropriately addressed.  The Board or a Board committee also meets in executive sessions without management, including executive sessions with our independent registered public accountants, to discuss items that include risk.  On an annual basis, the Board also meets and reviews the Company’s renewal of its insurance package, including the coverages provided, premiums assessed, deductibles, limits of liability and the underwriting carriers.  The G&N Committee meets regularly with our Chief Information Officer, a senior executive who oversees most operational areas and other members of management to review the risk profile of the Company and risks related to the introduction of new and/or changed products.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee and the Company’s management team are responsible for evaluating the risks presented by the Company’s compensation programs and confirming that such programs: (i) do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on the Company; (ii) do not encourage the management team to take unnecessary and excessive risks that threaten the value of the Company; and (iii) do not encourage the manipulation of reported earnings of the Company.

Director Training

We are committed to the continuing education of the Board.  The Company provides an orientation program for new directors and a continuing education program for all members of the Board.  These programs include presentations from senior management on the Company’s strategic plans, significant financial, accounting and risk management issues, compliance programs, and management structure, as well as presentations from external experts on economic and industry topics. The Company also provides ongoing funding for director training provided outside of the Company.

Compensation of Directors

Each director who is not an employee, but serves in the roles described below, received the following fees in 2017:

Retainers
Annual cash retainer	$12,000
Annual equity retainer	$5,000
Committee chair retainer (except for Audit Committee Chair)	$5,000
Audit Committee Chair retainer	$10,000
Audit Committee member retainer	$5,000
Lead director retainer	$15,000

Fees
Board meeting fee	$1,250
Committee meeting fee (except for Chair and Audit Committee)	$1,250
Committee chairman fee (except for Audit Committee Chair)	$1,500
Audit committee meeting fee (Except for Chair)	$1,500
Audit Committee Chair fee	$1,750
Director education and health reimbursement up to $3,000 annually

Directors of the Company who are employees do not receive additional compensation for their services as directors.

The following table shows the compensation of the members of our Board of Directors during fiscal year 2017.   No director received perquisites or personal benefits in excess of $10,000 during 2017.

	Fees earned
	or paid in	Stock	All other
	cash	awards	compensation	Total
Name (1)	($)	($) (2)	($) (3)	($)

Michael B. Burgamy (4)	$27,000	$5,011	$3,000	$35,011
Michael G. Hutchinson	$29,500	$5,011	$-	$34,511
Angela MacPhee (5)	$27,000	$5,011	$-	$32,011
Evan Makovsky (4)	$23,250	$5,011	$-	$28,261
Richard L. Monfort (4)	$23,250	$5,011	$-	$28,261
Joel R. Montbriand (5)	$27,000	$5,011	$-	$32,011
Jonathan Pinkus (5)	$27,000	$5,011	$3,000	$35,011
Douglas L. Polson (4)	$36,750	$5,011	$-	$41,761
Mary K. Rhinehart	$44,000	$5,011	$2,662	$51,673
Noel N. Rothman	$21,250	$5,011	$-	$26,261
Terrance M. Scanlan (5)	$27,000	$5,011	$-	$32,011
Bruce H. Schroffel	$36,250	$5,011	$-	$41,261
Timothy J. Travis (4)	$22,000	$5,011	$-	$27,011
Mary Beth Vitale	$29,250	$5,011	$1,909	$36,170
Marc S. Wallace (5)	$27,100	$5,011	$-	$32,111
Willis T. Wiedel (5)	$27,000	$5,011	$-	$32,011

(1)

Steven Bangert, our CEO, is not included in this table because he is an employee of CoBiz and thus received no additional compensation for his service as director. The compensation he received as an employee is shown in the Summary Compensation Table.

(2)

The amounts in this column are calculated based on Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718), and represent the grant date fair value of the award. The grant date fair value of stock awards granted in 2017 was $16.76, the closing market price on June 15,  2017.  The stock awards were immediately vested.

(3)	All other compensation represents the cost of Company provided physicals and education.

(4)	Not standing for re-election.

(5)	Compensation was earned as a member of the Bank Board during 2017 and not as an incumbent director.

The director nominees held options at December 31, 2017, as follows:

Aggregate
number of
option awards
outstanding at
Name	December 31, 2017
Michael G. Hutchinson	-
Angela M. MacPhee	3,000
Joel R. Montbriand	5,000
Jonathan P. Pinkus	2,833
Mary K. Rhinehart	5,000
Noel N. Rothman	4,000
Terrance M. Scanlan	833
Bruce H. Schroffel	4,600
Mary Beth Vitale	5,000
Marc S. Wallace	1,917
Willis T. Wiedel	4,000

Executive Committee	Number of Meetings in 2017: None Committee Members: Bangert (Chair), Burgamy, Rothman, Travis

The Executive Committee is authorized to exercise certain of the powers of the Board of Directors, subject to ratification by the full Board of Directors, and meets as needed, usually in situations where it is not feasible to take action by the full Board of Directors.

Capital Formation Committee	Number of Meetings in 2017: None Committee Members: Bangert, Rhinehart, Rothman

The Capital Formation Committee is authorized to exercise certain of the powers of the Board of Directors, subject to ratification by the full Board of Directors, related to the issuance of new securities.

Audit Committee	Number of Meetings in 2017: 9 Committee Members: Rhinehart (Chair), Hutchinson, Polson

The Audit Committee operates pursuant to a written charter adopted by the Company’s Board of Directors. The Audit Committee responsibilities include, but are not limited to:

•	Oversee the accounting and financial reporting processes of the Company and the internal and external audit of the Company’s financial statements;
•	Oversee the implementation of the system of internal control over financial reporting that management has established;

•

Appoint, compensate, retain and oversee the work of any independent registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and resolve any disagreement between management and the auditor regarding financial reporting. The Audit Committee reviews and evaluates the selection of the lead engagement partner, who, along with the concurring review partner, rotates every five years in accordance with SEC requirements;

•	Provide an avenue for communication between internal audit, the independent registered public accounting firm, financial management and the Board;
•	Provide regular reports to the Board concerning its activities;
•	Consider and preapprove any audit and non-audit services proposed to be provided by the independent registered public accounting firm;
•

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

•	Review and approve related party transactions in accordance with SEC rules.

All members of the Audit Committee are independent under the Nasdaq listing standards currently in effect. The Board of Directors has designated Messrs.  Hutchinson and Polson and Ms. Rhinehart each as an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K.   The Board of Directors has determined that the Audit Committee members do not have any relationship with the Company that may interfere with the exercise of independent judgment in carrying out their responsibilities.  None of the Audit Committee members are current officers or employees of the Company or its affiliates.  At least quarterly, the Audit Committee met in private session with our independent registered public accounting firm and alone in executive sessions without members of management present. Annually, the Audit Committee has met privately with the Chief Financial Officer  (CFO) and the Director of Internal Audit of the Company.

Governance and Nominating Committee	Number of Meetings in 2017: 4 Committee Members: Vitale (Chair), Makovsky (Governance Committee member only), Travis, Rothman (has tie-breaking authority as an ex-officio member)

The G&N Committee operates pursuant to a written charter adopted by the Company’s Board of Directors. The G&N Committee has the responsibility to:

•	Annually review the size and overall composition of the Board, taking into consideration such factors as the business experience and specific areas of expertise of each Board member;
•	In consultation with the independent Lead Director, identify individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting of shareholders;
•	Ensure that the Board comprises at least a majority of independent directors;
•	Develop and recommend to the Board qualifications for the selection of individuals to be considered as candidates for election to the Board;
•	Review and approve outside directorships in other publicly held companies by executive officers and independent directors;
•	Recommend to the Board director candidates for each committee for appointment by the Board;
•	Lead the Board in its annual evaluation of the Board's size, overall composition and performance;
•	Oversee the development and implementation of orientation and continuing education programs for directors;
•	Affirmatively determine whether each director and nominee is independent as defined under the Nasdaq listing standards;
•	Receive and consider all shareholder proposals submitted to the Company;
•	Review and assess, at least annually, the effectiveness of the Board in meeting its responsibilities and representing the long-term interests of shareholders;

•	Monitor governance rating agencies and their assessments of the Company’s governance and proxy advisory services policies, and make recommendations as appropriate to the Board;
•	Provide oversight of the Company’s enterprise-wide risk structure, including cyber risk and information technology; and
•	Lead the Company in shaping its corporate governance policies and practices and code of conduct and ethics and monitor compliance with those policies and practices.

The G&N Committee has created the Nominating Subcommittee for purposes of handling all matters related to the nomination of directors.  Each member of such subcommittee must meet the independence requirements of the Nasdaq listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board. The director nomination subcommittee of the G&N Committee currently consists of Ms. Vitale and Mr. Travis, each of whom is independent under the Nasdaq listing standards currently in effect.  Mr. Makovsky also serves on the G&N Committee, but does not serve on the director nomination subcommittee or have any role in the director nomination function of the G&N Committee.  Mr. Rothman, who is also independent under Nasdaq listing standards, is an ex-officio member of the G&N Committee and director nomination subcommittee and is eligible to vote in the event a tie-breaking vote is necessary.

When evaluating whether an incumbent director should be nominated for reelection, the Nominating Subcommittee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance.  When searching for new director candidates, the Board canvasses its network of professional contacts to compile a list of potential candidates based on needed skills and may also engage a professional search firm if it deems appropriate.  The Nominating Subcommittee then meets to discuss and consider each candidate’s qualifications and selects by majority vote a nominee to recommend to the full Board. The Nominating Subcommittee will consider individuals recommended by a shareholder of the Company to serve on the Board.  For a description of the procedures for nominating a candidate to the Board and the minimum qualifications for Board membership, please see “Shareholder Recommendations of Director Nominees” below.

Each director shall, at the time of such director’s election to the board of directors or as promptly as practicable thereafter, tender his or her conditional resignation.  Such conditional resignation shall become effective only if such director fails to receive the majority vote of shareholders as required by the bylaws.

Compensation Committee	Number of Meetings in 2017: 4 Committee Members: Schroffel (Chair), Burgamy, Monfort,

The Compensation Committee operates pursuant to a written charter adopted by the Company’s Board of Directors. The Compensation Committee assists the Board in the discharge of its responsibilities relating to compensation of the board, executives and other key employees of the Company, and in connection with administering the Company’s employee benefit plans.  The Compensation Committee responsibilities include, but are not limited to:

•	Review and approve the Company’s executive compensation philosophy;
•	Review market data to assess the Company’s competitive position for the components of executive compensation (base-salary, annual incentives and long-term incentives);
•	Periodically recommend to the Board a policy regarding non-employee director compensation;
•	Administer the Company’s bonus, stock-based and other incentive plans;
•	Evaluate the performance of the CEO and other key executives and recommend appropriate compensation levels;
•	Periodically engage independent, third-party consultants to review executive and board compensation;
•	Establish and periodically review a succession plan for the CEO;
•

Review with management the Compensation Discussion & Analysis (or “CD&A”) and Compensation Committee Report to be included in the Company’s proxy statement and recommend to the Board that the CD&A be included in the proxy statement; and

•	Evaluate whether the risks arising from the Company’s compensation policies would be reasonably likely to have a material adverse effect on the Company.

The members of the Compensation Committee are not employees of the Company, are independent under the Nasdaq listing standards currently in effect and are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (Code).

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2017, or at any other time, an officer or employee of the Company or any of its subsidiaries.  Furthermore, no executive officer of the Company served on the Compensation Committee (or other Board committee performing equivalent functions) or as a director of any other entity that had an executive officer who served as a director or on the Compensation Committee of the Company.

MANAGEMENT

EXECUTIVE OFFICERS

Information regarding executive officers of the Company is set forth below.  Biographical information for Mr. Bangert is set forth above under "Election of Directors."

Name	Age	Officer Since	Officer Title
Lyne B. Andrich	51	1997	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Richard J. Dalton	61	1997	Executive Vice President and Corporate Secretary
Troy R. Dumlao	45	2002	Senior Vice President and Chief Accounting Officer
Susan L. Hermann	51	2000	Senior Vice President and Director of Communications
Christopher S. Huss	49	2003	Senior Vice President and Capital Markets Director
Robert B. Ostertag	57	1996	Executive Vice President and Chief Credit Officer through January 31, 2018
Scott E. Page	59	2009	Chief Executive Officer, CoBiz Bank through December 31, 2017
David E. Pass, Jr.	49	2002	Executive Vice President and Chief Information Officer

Lyne B. Andrich –  Ms. Andrich has served as Executive Vice President and Chief Operating Officer since December 2017 and as CFO of the Company since May 2003. Ms. Andrich served as Controller of the Company from May 1997 until May 2003. From November 1995 to May 1997, Ms. Andrich was a regional reporting manager for Key Bank of the Rocky Mountains. From June 1989 to November 1995, Ms. Andrich held several positions with Bank One, Colorado, including Assistant Controller, Financial Reporting Manager and internal auditor. She holds a B.S. degree in accounting from the University of Florida and is a Certified Public Accountant.

Richard J. Dalton –  Mr. Dalton has served as the Executive Vice President and Corporate Secretary since December 2017.  He previously served as Chief Operations Officer of the Company from May 2009 to December 2017. From May 2003 to May 2009, Mr. Dalton served as the President of the Company.  From January 1997 to May 2003, Mr. Dalton served as Executive Vice President and CFO of the Company. From August 1992 to January 1998, Mr. Dalton was the Vice President of Western Capital.  From August 1992 to June 1996, Mr. Dalton served as the President and CEO of River Valley Bank - Texas.  He holds a B.S. degree in Business Administration from Colorado State University – Pueblo and an M.B.A. from the University of Colorado.

Troy R. Dumlao –  Mr. Dumlao has served as the Senior Vice President and Chief Accounting Officer of the Company since October 2007.  Mr. Dumlao served as Controller of the Company from May 2003 to October 2007 and as Assistant Controller from May 2002 to May 2003.  Mr. Dumlao previously held various financial management positions in both corporate and public accounting, with companies such as Qwest Communications, Atlas Air Worldwide Holdings and Deloitte & Touche LLP.  He holds a B.S.B.A degree in accounting from Colorado State University – Pueblo, an M.B.A. in Corporate Financial Management from the University of Colorado and is a Certified Public Accountant.

Susan L. Hermann –  Ms. Hermann has served as Senior Vice President and Director of Communications of the Company since July 2007. She joined the company in June 2000. From October 1999-June 2000, she served as Director of Communications for the Denver Metro Chamber of Commerce. She previously held positions with The Reynolds and Reynolds Company, the Downtown Dayton Partnership and Boatmen’s Bancshares. She holds a B.J. degree in Magazine Journalism from the University of Missouri – Columbia and an M.E. in Educational Leadership from Wright State University.

Christopher S. Huss –  Mr. Huss has served as Senior Vice President and Capital Markets Director of the Company since January 2005. He served as Vice President of the Company from June 2003-January 2005. Mr. Huss previously served as Senior Vice President for Remount Capital, LLC and Hawthorne Colorado, Inc. and held various positions at River Valley Savings Bank. He holds a B.S.B.A. degree in Finance from the University of Denver,  an M.B.A. degree in Corporate Strategy from the University of Michigan and is a Chartered Financial Analyst.

Robert B. Ostertag –  Mr. Ostertag served as Executive Vice President and Chief Credit Officer of the Bank from May 2003 until January 31, 2018, at which time he became Vice-Chairman of the Bank. From June 2001 to May 2003, he held the position of Senior Vice President and Senior Credit Officer. Prior to June 2001, Mr. Ostertag was the Senior Vice President and Commercial Lending Manager of the downtown bank. Before joining the Company, Mr. Ostertag worked for Bank One, Denver for twelve years as Vice President and Commercial Relationship Manager, and last served as Vice President and Business Banking Group Manager for the northern half of the Denver-Metro area.  Mr. Ostertag graduated with a double major in Finance and General Business from Colorado State University, and is a graduate of the Graduate School of Banking, University of Wisconsin-Madison.

Scott E. Page –  Mr. Page served as CEO of the Bank from January of 2014 until his retirement on December 31, 2017.  Mr. Page will continue to be employed as an advisor through March 31, 2018.   Previously he served as Colorado Market President of the Bank from 2009 until the end of 2013.  Prior to joining the Company, he was Executive Vice President and Director of Community Banking for Vectra Bank Colorado, and Senior Vice President of US Bank’s large commercial banking and financial institutions group. Mr. Page holds a B.S. and an M.B.A. from University of New Mexico, and is a graduate of the University of Colorado, School of Banking.

David E. Pass, Jr. –  Mr. Pass has served as Executive Vice President and Chief Information Officer of the Company since 2002. From January 1997-April 2002, Mr. Pass served as Senior Vice President and Technical Services Manager for Southwest Bank of Texas (now Amegy Bank).  From August 1992-January 1997, Mr. Pass held several management positions with Universal Computer Systems, Texas, including Telecommunications, Network and Data Center operations.  He holds a B.S. degree in Finance from the University of Northern Colorado and numerous technical and security certifications.

PROPOSAL 2. ADVISORY (NONBINDING) SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Board of Directors has adopted a policy that provides Company shareholders the opportunity to vote on an advisory (nonbinding) resolution at each Annual Meeting to approve the compensation of the Company's executives named in the annual proxy statement, including the Compensation Discussion and Analysis and related disclosure contained in such proxy statement.

This proposal gives you as a shareholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the shareholders of CoBiz Financial Inc. (the “Company”) approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related narrative discussion contained in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the “Compensation Discussion and Analysis” section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders, as described in the “Compensation Discussion and Analysis” section. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.  Advisory votes on executive compensation in prior periods resulted in affirmative votes of:

Annual Meeting	Affirmative Votes of Shareholders represented in person or by proxy
2017	99.41%
2016	96.5%
2015	97.8%
2014	92.8%
2013	98.7%

Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board of Directors recommends a vote “FOR” the resolution approving the compensation of executives.

EXECUTIVE COMPENSATION

This section describes the Company’s compensation philosophy, policies and programs and the compensation paid during 2017 to the Company’s principal executive officer (i.e., our CEO), principal financial officer (i.e., our CFO) and the three other executive officers of the Company having the highest total compensation for executive officers serving in that capacity at the end of 2017.   We refer to these five individuals, identified in the following table, throughout the proxy statement as the “Named Executive Officers” or “NEOs.”

NEO	Officer Title
Steven Bangert	Chairman of the Board and Chief Executive Officer of CoBiz Financial Inc.
Lyne B. Andrich	Executive Vice President, Chief Operating Officer and Chief Financial Officer of CoBiz Financial Inc.
Richard J. Dalton	Executive Vice President and Corporate Secretary of CoBiz Financial Inc.
Robert B. Ostertag	Chief Credit Officer of CoBiz Bank
Scott E. Page	Chief Executive Officer of CoBiz Bank

In 2017, Messrs. Dalton, Ostertag and Page announced their intention to retire from their current positions.  Mr. Page will retire from the Company on March 31, 2018 and Mr. Bangert will assume the role of Chief Executive Officer of the Bank.  Mr. Dalton will step down from his position as Chief Operations Officer, but will remain with the Company as an Executive Vice President and Corporate Secretary.  Ms. Andrich will assume the role of Chief Operating Officer in addition to her role as Chief Financial Officer.  Mr. Ostertag will step down from his position as Chief Credit Officer, but will remain with the Company as the Vice-Chairman of the Bank.  The Company promoted Jeremy Lindner as the new Chief Credit Officer on February 1, 2018.  Mr. Lindner previously served as a Senior Credit Officer with the Company.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY – 2017 ACCOMPLISHMENTS AND EXECUTIVE PAY

Our philosophy continues to be to utilize executive compensation to retain and reward executive leadership for purposes of creating sustainable long-term value for our shareholders. In 2017 the Company had strong performance, including the following key accomplishments:

•	We achieved TSR of 19.71% for the one-year period ending December 31, 2017;
•	Common shareholder dividends increased 11% in 2017, the sixth consecutive year the dividend has been increased;
•

Net income decreased 5.7%, from $34.9 million in 2016 to $32.9 million in 2017.  The Tax Cuts and Jobs Act (TCJA) signed into legislation by President Trump on December 22, 2017 reduced the corporate federal tax rate from 35% to 21%.  The reduction in the federal tax rate required a remeasurement of the Company’s deferred tax assets and liabilities that increased tax expense by $7.2 million.  Excluding this increase to tax expense, net income increased $5.2 million, or 15%;

•

Growth in our interest-earning assets, coupled with an expanded net interest margin, increased net interest income by $14.5 million, from $116.1 million in 2016 to $130.6 million in 2017.  Continued growth in the loan portfolio led to a provision for loan losses of $3.3 million in 2017, compared to a $2.1 million negative provision for loan losses in 2016 from the reversal of a specific reserve on a large impaired credit.  While noninterest income was relatively flat in 2017 compared to 2016, revenue from our core business lines increased 7% and noninterest expense increased 2.5%, an improvement over the Company’s goal of maintaining expense growth below 4%; and

•	The average loan and deposit portfolios both increased 9.0% in 2017.

We believe that the Company’s executive compensation program is an important tool in achieving results like those detailed above. Specifically, in 2017 the Company’s executive compensation plan rewarded our leadership team for achieving targeted goals in the following key areas:

•	Core Earnings per Share Growth;
•	Noninterest Income as a percentage of Operating Revenue;
•	Return on Average Tangible Equity;
•	TSR; and
•	Individual goals related to financial performance and the achievement of strategic initiatives.

It has been the strong performance in these areas that has helped drive shareholder return.

2017 SAY-ON-PAY RESULTS

99.4% of shareholders, represented in person or by proxy, voted in favor of the Say-on-Pay Advisory Resolution at the April 27,  2017 Annual Meeting.  The Committee believes the results of the vote indicate strong support of the Company’s NEO compensation structure.

COMPONENTS OF OUR 2017 COMPENSATION PROGRAM

Base Salary

Base salary is evaluated each year after reviewing each NEO’s performance, peer group compensation data, and other sources of market data.  If determined that changes are necessary or desirable, base salaries are adjusted once each year and are typically effective on April  1st.

The Committee considers base salary adjustments when (i) base salary is out of line with market or (ii) an adjustment is appropriate for reasons of good performance or significant changes in the scope of responsibility.

The CEO conducts annual performance reviews for all NEOs, excluding himself, which take into account individual performance, experience, unique contributions to the Company and the Company’s need for certain types of expertise. With respect to the base salary of the Company’s CEO, all of the members of the Compensation Committee discuss the CEO’s performance based on both objective and subjective criteria.

The NEOs’ base salaries for 2017 were reviewed by the Compensation Committee at the beginning of 2017.   As part of the Company’s initiative to limit expense growth to less than 4%, the Compensation Committee elected to maintain NEO base salaries at the same level as 2016 and no increases were made for 2017.

Incentive Compensation Plan - Overview

The Company’s incentive plan is an important component of the Company’s total compensation program for executive officers and other employees.  The Company’s philosophy is that incentive pay should generally constitute a meaningful component of total direct compensation, and should reward for both short-term and longer-term performance.

The annual and long-term incentives are structured as follows:

•	Annual performance goals are set at the beginning of each year;
•	The amount of cash incentive payment and the size of the long-term equity grant for that year is determined according to progress against those goals;
•	The annual cash incentive payment is intended to reward short-term performance in an amount consistent with competitive norms;
•

The long-term equity component of the incentive compensation plan includes time-vested restricted stock that vests over three years. The long-term component is intended as a retention tool and also to advance the interests of the Company and its shareholders by encouraging and enabling executive officers and other employees to acquire and retain a proprietary interest in the Company;

•

The incentive compensation plan provides for (i) a portion of total bonus to be calculated objectively on the financial performance and TSR performance of the Company in relation to the financial performance  and TSR performance of a peer group of companies and (ii) a portion of total bonus to be paid based on an analysis of the individual employee’s performance against predetermined strategic goals;

•	The maximum amount which may be earned by an employee is established as a percentage of an individual employee’s base salary; and
•	For the NEOs, no portion of the Company performance component is payable unless the Company achieves a minimum level of profitability for the year, as measured by Return on Assets (ROA).

The range of potential incentive awards under the incentive compensation plan and the weighting of individual versus Company performance in calculating those awards for the NEOs are set forth below:

	Maximum	Range of Cash	Range of Long - Term	% of Overall Award Based	% of Overall Award Based
	Incentive	Award	Stock Award	on Individual	on Company
Name	(% of Base Salary)	(% of Incentive)	(% of Incentive)	Performance	Performance
Steven Bangert	0 - 150%	0 - 40%	0 - 60%	60%	40%
Lyne B. Andrich	0 - 125%	0 - 50%	0 - 50%	60%	40%
Richard J. Dalton	0 - 100%	0 - 100%	0%	60%	40%
Robert B. Ostertag	0 - 100%	0 - 50%	0 - 50%	60%	40%
Scott E. Page	0 - 125%	0 - 100%	0%	60%	40%

In 2017, the annual incentive for Messrs. Dalton and Page was changed to an all cash incentive due to their retirement decisions.

Company Performance Component

Company performance for the NEOs, with the exception of Mr. Ostertag, is determined based on the Company’s actual performance in certain key areas compared to peers.    For 2017, performance measures used for comparison purposes included:

•

Core Earnings per Share Growth — This metric measures improvement in the Company’s earnings and rewards the NEOs for continued earnings growth. To eliminate the distortion from the one-time charge upon the enactment of the TCJA, this measurement was calculated using trailing twelve month results through September 2017;

•

Noninterest Income/Operating Revenue —  This metric reflects the Company’s commitment to providing a broad range of financial service products to its customers, while also providing a diversified revenue stream that is not directly impacted by changes in interest rates;

•	Return on Average Tangible Equity — This metric maintains a focus on overall profitability and the Company’s use of shareholder investments; and
•	TSR (stock price growth plus dividends) — This metric measures shareholder return from improvement in the common equity value and dividends.

At the end of the fiscal year, each of these financial metrics is compared against the same metrics of other banking and financial services organizations in the Western and Southwestern region with assets of $1 billion to $10 billion, as reported by S&P Global Market Intelligence.  The percentage of the Company performance portion of the award that is earned is based on a sliding scale depending on the quartile achieved by the Company with respect to each of the relevant performance metrics as noted below:

Quartile Achieved	Company Performance Incentive % Earned
1st	25%
2nd	15%
3rd	5%
4th	0%

There is a further sliding scale adjustment to the Company performance portion of the award based on the profitability of the Company, as measured by ROA.  With respect to Mr. Ostertag, the following ROA adjustment is the only deciding factor on the Company performance portion of his annual incentive pay.  The ROA scale is as follows:

Return on Assets	Company Performance Incentive % Earned
1.00% and above	100%
0.51% to 0.99%	Linear relationship
0.50% and below	0%

In evaluating the appropriate ROA adjustment for 2017, the Compensation Committee elected to normalize 2017 financial results for the $7.2 million non-cash, increase to tax expense from the enactment of the TCJA on December 22, 2017.  Excluding this discrete tax expense, the Company’s ROA for 2017 exceeded 1.0%.

Results for 2017

The following quantitative performance measures and the associated earned bonus percentages for 2017 were as follows:

Metric	Quartile Achieved	Company Performance Incentive % Earned
Core EPS growth	1st	25%
Return on average tangible equity	3rd	5%
Noninterest income / Operating revenue	2nd	15%
TSR	1st	25%
Peer quartile performance %		70%
Return on assets multiple		100%
2017 Company performance award		70%

Individual Performance Component

The individual performance awards of our NEOs for 2017 are based on the financial performance of the Company and the attainment of certain goals.  In general, both quantitative financial goals as well as qualitative goals are assigned to each NEO at the beginning of the year.  The Compensation Committee (with input from the CEO regarding the performance of his direct reports) determines the performance of each NEO against those goals at the end of the year, and grants the individual performance component of the annual incentive accordingly.

Results for 2017

In 2017, the Compensation Committee considered the following factors in determining the individual performance percentage for the NEOs (which include the Board approved 2017 strategic initiatives, among others):

•	End-of-period loan growth of 7.2% and average loan growth of 9.0%, compared to the strategic goal of 8-12%;
•	End-of-period deposit growth of 6.5% and average deposit growth of 9.0%, compared to the strategic goal of 8-12%;
•	Containing noninterest expense growth to 2.5% that exceeded the 4.0% or less target;
•	The improvement in ROA to 1.06% in 2017 (excluding the $7.2 million increase to tax expense from the TCJA), from 1.02% in 2017[1];
•	The results of the Company’s regulatory examination; and
•	The successful reassignment of responsibilities with the announced retirement of several executive officers.

Summary of Total Results for 2017

The incentive awards, based on 2017 individual and Company performance, for the NEOs was as follows:

	$ Based	$ Based
Name	on Company	on Individual	Total (1)
Steven Bangert	$232,814	$414,077	$646,891
Lyne B. Andrich	$117,163	$208,382	$325,545
Richard J. Dalton	$81,689	$145,290	$226,979
Robert B. Ostertag	$106,502	$135,790	$242,292
Scott E. Page	$120,678	$173,259	$293,937

1 See Appendix A for additional information regarding non-GAAP financial measures and reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

(1)

The cash portion of the incentive award, 40% for Mr. Bangert,  50% for Ms. Andrich and Mr. Ostertag and 100% for Messrs. Dalton and Page,  is reported in the “Summary Compensation Table” as 2017 non-equity incentive plan compensation.  The stock portion of the incentive award, 60% for Mr. Bangert and 50% for Ms. Andrich and Mr. Ostertag, will be reported as a 2018 stock award in next year’s “Summary Compensation Table.”

The Compensation Committee may at any time amend or rescind the incentive compensation plan or modify or amend its goals.  These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

Retirement and Other Benefits

Split-Dollar Endorsed Life Insurance. Management of the Company, including the NEOs, have a split-dollar life insurance agreement that provides a death benefit to designated beneficiaries. Beneficiaries designated by an executive are entitled to a split-dollar share of the death proceeds from life insurance policies on such executive, which vary depending on the executive’s employment status with the Company at the time of death and the cash surrender value of the policies held by the Company.

Defined Contribution Plan. The Company maintains a 401(k) retirement savings plan available to all eligible employees, including the NEOs. Under the plan, the Company typically matches a portion of employee contributions. For 2017, employee contributions were matched up to a maximum of 4.5% of compensation subject in the case of the named executives to certain limitations in the Code.  At December 31, 2017, all employer contributions made on behalf of the NEOS were 100% vested in accordance with the vesting schedule of the plan.

Employment Agreements. An additional component of the executive relationship with the Company intended to attract and retain key executive officers is an employment agreement. In addition to being market competitive, a comprehensive employment agreement supports a long-term commitment to each other between the Company and the executive, as well as a long-term perspective in the executive’s leadership of the Company. It also provides the Company with valuable non-solicitation restrictions on the executive should his or her employment terminate. For the CEO, as well as other NEOs, a change in control benefit supports retention of key executives during potential merger and acquisition discussions and permits such discussions to take place with limited distraction arising from personal concerns.

Employee Stock Purchase Plan (ESPP). The ESPP is a form of equity-based compensation that is available to all employees of the Company who own less than 5% of the Company’s outstanding common stock.  Under the ESPP, employees may elect, prior to the beginning of each calendar quarter, to purchase shares of the Company’s common stock through payroll deduction at a price equal to 90% of the market price of the stock at the end of the calendar quarter. The ESPP provides an attractive vehicle for employees to acquire the Company’s stock, which further aligns their financial interests with those of other shareholders.

Perquisites and Other Benefits. Perquisites and other benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. The Company believes that perquisites are generally a part of executive officers’ market-competitive total compensation packages. We annually review the perquisites and other personal benefits that we provide to executive management. The primary perquisites are the use of a Company auto or auto allowance, club memberships, parking, and reimbursement for certain spousal travel.

PAY-FOR-PERFORMANCE

2017 compensation for the NEOs was allocated between base salary, annual incentive compensation and longer-term awards as follows:

Other Named Executive Officers
20%
48%
32%
Base salary 48% (1)
Annual incentive 32% (1)
Equity based LTI 20% (2)

(1)Base salary and annual incentive percentages are based on the amounts disclosed in the “Summary Compensation Table” for NEOs.

(2)The long-term equity-based percentages are calculated utilizing amounts disclosed in the “Grants of Plan-Based Awards” table under the “Grant date fair value of stock and option awards” column.

HOW COMPENSATION DECISIONS ARE MADE

Compensation Philosophy

The general compensation philosophy of the Company is to provide executive compensation that allows the Company to recruit, retain and motivate a highly qualified management team that formulates and implements the Company’s business strategies that ultimately lead to enhancing long-term shareholder value. To achieve this objective, the Company’s compensation plan includes a combination of base salary and annual cash incentive compensation to reward short-term performance, and the grant of equity based long-term incentives to encourage retention and long-term performance.  All incentive compensation arrangements are crafted and monitored to ensure that they do not promote excessive risk-taking.

Independent Consultant and Peer Group Analysis

Annually, the Compensation Committee reviews the total compensation structure for the CEO and other NEOs. The Compensation Committee has the authority to retain outside consultants or advisors to assist in their analysis.  The Compensation Committee did not engage an outside consultant that influenced 2017 compensation practices.

Annually, the Compensation Committee considers the market competitiveness of NEO compensation.  As part of this consideration, the Compensation Committee reviews a group of peer companies who have similar attributes of size, product offerings and geographical location to obtain a general understanding of current compensation practices.  In 2017, the Compensation Committee considered the compensation of the CEO and CFO for the following publicly traded, regional banks with assets between $1 billion -10 billion:

Allegiance Bancshares Inc.	First NBC Bank Holding Co.	Opus Bank
Banc of California Inc.	Glacier Bancorp Inc.	Pacific Continental Corp.
BancFirst Corp.	Green Bancorp Inc.	Pacific Mercantile Bancorp
Bank of Marin Bancorp	Guaranty Bancorp	Pacific Premier Bancorp
Banner Corp.	Hanmi Financial Corp.	Preferred Bank
BBCN Bancorp Inc.	Heritage Commerce Corp	Sierra Bancorp
Central Pacific Financial Corp	Heritage Financial Corp.	Southside Bancshares Inc.
Central Valley Community Bncp	Heritage Oaks Bancorp	Southwest Bancorp Inc.
Columbia Banking System Inc.	Home Bancorp Inc.	TriCo Bancshares
CVB Financial Corp.	Independent Bk Group Inc.	Triumph Bancorp Inc.
First Financial Bankshares	LegacyTexas Finl Group Inc	Veritex Holdings Inc.
First Foundation Inc.	MidSouth Bancorp Inc.	Westamerica Bancorp.
First Guaranty Bancshares Inc.	National Bank Holdings Corp.
First Interstate BancSystem	Northrim BanCorp Inc

The Compensation Committee considered the differences, as well as similarities, in business models of these specific peers in its evaluation of the appropriateness and adequacy of the Company’s compensation structure for its top executive officers.

The information reviewed by the Compensation Committee included reported average compensation levels, as reported by S&P Global Market Intelligence.  The Compensation Committee does not benchmark executive compensation at a certain level or percentile based on the data.  The data is only one of the components considered when setting executive compensation.  Other factors include, but are not necessarily limited to, level of responsibility, results of regulatory examinations, individual performance, operating unit performance, overall Company performance and achievement of specific goals.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, equity plans, and certain employee benefits. The Compensation Committee has the authority to determine, review the performance and approve all compensation and awards, to the CEO and other NEOs. The CEO assists in such review as described above. The CEO determines the compensation of other senior officers based in part on market data provided by compensation consultants or generated by other sources, and the Compensation Committee may review the general elements of such compensation.  Although the Compensation Committee approves the annual grant of restricted stock awards to employees, including the NEOs, it delegates authority to executive officers to issue equity awards in order to address recruitment and retention of employees.  Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

GOVERNANCE

The Company periodically updates its governance policies which relate to our compensation programs to conform with good governance best practices, including:

Recoupment and Clawbacks

The Company has adopted a formal clawback policy that applies to all current and former executive officers (Affected Individuals).  In the event that the financial results of the Company are restated as a result of material noncompliance with financial reporting requirements, the Company shall have the right to recoup certain incentive compensation paid to Affected Individuals.  Specifically, the Company shall have the right to recoup certain incentive compensation paid to such Affected Individuals for the three-year period preceding the restatement of the Company’s financial statements. In determining what remedies to pursue, the Board of Directors, or applicable committee, will take into account all relevant factors, including such factors as required or recommended by the SEC.  The Company is also subject to the Sarbanes-Oxley Act of 2002, as amended, that would require our CEO and CFO to reimburse the Company for certain incentive- or equity-based compensation and any profits from the sale of securities of the Company received during the 12-month period following the date the financial statements that were subject to restatement were issued.

It is the intent of the Compensation Committee that this policy be construed and interpreted consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other applicable banking laws or regulations.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for executive officers and directors to align their decisions with creating shareholder value.  Under these guidelines, stock ownership is based on a multiple of base salary for the NEOs and a multiple of the annual retainer fee for the directors, as follows:

		Minimum
		Ownership
Position	Baseline	(as a multiple of the baseline)
Chief Executive Officer	Base salary	4	x
Other Named Executive Officers	Base salary	2	x
Nonemployee directors	Annual retainer	3	x

A new CEO would have three years from the date of his or her engagement to attain this level of ownership.  All other NEOs and nonemployee directors shall each beneficially own shares of Company common stock as noted in the above table within three years of the date on which such officer is initially named by the Company as an NEO or such director is appointed to the Board (whichever date is later).  Shares that have been pledged as collateral for any type of loan will not be included for purposes of determining the amount of stock beneficially owned under these stock ownership guidelines.  All NEOs and incumbent directors owned common stock in excess of the minimum level described above as of December 31, 2017, with the exception of Mr. Hutchinson who is still within the three year compliance window.

Other Compensation Governance Practices

Prohibit tax gross-ups.  A policy was implemented that employment agreements entered into after 2009 will not include a tax gross-up provision upon a change in control.

Require a double-trigger on change in control agreements.  A guideline was implemented that employment agreements executed after 2009 require double-triggers upon a change in control.

No hedging. Employees are prohibited from any short sales of CoBiz stock and from engaging in option trading or hedging transactions on CoBiz stock.

Restrictions on pledging. Pledges of CoBiz stock must be approved by the Company. The Company also maintains a maximum pledge cap of 2.5% of outstanding stock.  The Company has an Insider Trading Policy that prohibits employees from holding CoBiz stock in a margin account or pledging CoBiz stock as collateral for a loan unless they have adequate financial resources to prevent a forced sale.  Under the Insider Trading Policy, any new pledges of CoBiz stock must be approved by the Company prior to the proposed execution of documents evidencing the proposed pledge.  The Company reserves the right to reject any requests for pledges to the extent that such request would cause the overall level of pledged CoBiz securities to be in excess of the Pledge Cap.

Luxury expenditures policy. The Company maintains a policy that prohibits expenditures that are not reasonable for staff development, performance initiatives or other activities in the normal course of business.

Tax Considerations

It has been and continues to be the Company’s intent that compensation payments generally be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest.

Section 162(m).  Under Section 162(m) of the Code, we cannot deduct annual compensation in excess of $1.0 million paid to our named executives unless the compensation was performance-based. Although the majority of the compensation paid during 2017 was deductible, some components of the Company’s compensation programs may result in payments from time to time that are subject to the restriction on deductibility. The Compensation Committee believes that it may be appropriate from time to time to exceed limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders, consistent with the Company’s executive compensation philosophy and objectives. In view of all of the circumstances, the Compensation Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Compensation Committee, however, reserves the authority to continue to approve non-deductible compensation in appropriate circumstances.

Under the TCJA, a performance-based compensation exception under Section 162(m) has been repealed and the $1.0 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Section 409A. Section 409A of the Code generally governs the form and timing of nonqualified deferred compensation payments. Section 409A imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules, including accelerated income inclusion, an additional 20% income tax (in addition to ordinary income tax) and an interest penalty.

Excessive Risk

The Compensation Committee has reviewed all compensation programs relating to the NEOs in order to confirm that such programs: (1) do not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company and (2) do not encourage the manipulation of reported earnings of the Company.

2017 Compensation Program.  The Compensation Committee has discussed its compensation programs for its NEOs with the Company’s risk managers and has concluded that the Company’s 2017 compensation policies and practices for its NEOs do not encourage unnecessary and excessive risk-taking and do not encourage the manipulation of reported earnings for the following reasons:

•	Base salaries were not adjusted for the NEOs in 2017;
•	Incentive compensation awards were based on an established plan that includes the following features:
➢

The individual performance component of the plan allows the Compensation Committee to adjust or even eliminate the individual performance portion of the plan if it believes that excessive risks have been or are being taken;

➢

With respect to the Company performance portion of the plan, the Compensation Committee established financial performance measurements that are not based on highly leveraged incentives that drive risky short-term behavior, but instead are based on the Company’s Core Earnings per Share Growth, Noninterest Income divided by Operating Revenue, Return on Average Tangible Equity, TSR and ROA, which the Compensation Committee believes will focus NEOs on the long-term creation of quality earnings;

➢	The vesting elements of equity awards under the plan align the interests of the NEOs with the long-term health of the Company, the quality of earnings and the interests of shareholders;
➢	The mix of cash and equity awards under the plan provide an appropriate balance between short-term and long-term risk and reward decisions; and
➢	The incentive awards are capped based on predetermined levels.
•	Executive officers are subject to a clawback under our Corporate Governance Guidelines and the Sarbanes-Oxley Act of 2002, as amended, as described in “Recoupment and Clawbacks” above; and
•

All of the NEOs own a significant amount of Company common stock, which the Compensation Committee believes will discourage unnecessary and excessive risk-taking and help align their interests with those of our shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.

Based on the foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2017.

Submitted by the Compensation Committee of the Board:

Bruce H. Schroffel, Chair

Michael B. Burgamy

Richard L. Monfort

SUMMARY COMPENSATION TABLE

The following table provides compensation information for the year ended December 31, 2017 for the NEOs. The “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement includes information regarding the material terms of plans and agreements pursuant to which certain items set forth below are paid.

						Non-equity	Change in
				Stock	Option	incentive plan	pension	All other
		Salary	Bonus	awards	awards	compensation	value	compensation	Total
Name and principal position	Year	($)	($)	($)(1)	($)	($)(2)	($)	($)(3)	($)

Steven Bangert (4)	2017	$554,320	$-	$346,069	$-	$258,757	$-	$81,078	$1,240,224
Chairman and CEO of CoBiz Financial Inc.	2016	549,611	-	231,450	-	236,140	-	79,001	1,096,202
	2015	534,256	-	298,448	-	146,211	-	67,471	1,046,386

Lyne B. Andrich (5)	2017	$334,750	$-	$145,129	$-	$162,772	$-	$38,078	$680,729
EVP,CFO and COO of CoBiz Financial Inc.	2016	331,906	-	97,062	-	148,545	-	39,284	616,797
	2015	325,000	-	128,915	-	91,975	-	31,483	577,373

Richard Dalton (6)	2017	$291,747	$-	$101,192	$-	$226,979	$-	$54,010	$673,928
EVP and Corporate Secretary of	2016	289,269	-	67,681	-	103,570	-	51,344	511,864
CoBiz Financial Inc.	2015	281,187	-	87,274	-	64,128	-	43,598	476,187

Robert B. Ostertag (7)	2017	$266,255	$-	$109,008	$-	$121,146	$-	$42,682	$539,091
EVP and Chief Credit Officer of the Bank	2016	263,373	-	99,707	-	111,561	-	36,153	510,794
	2015	254,765	-	105,214	-	87,559	-	33,182	480,720

Scott E. Page (8)	2017	$344,793	$-	$149,495	$-	$293,936	$-	$36,645	$824,869
EVP and CEO of the Bank	2016	341,864	-	99,981	-	153,002	-	42,672	637,519
	2015	332,313	-	128,915	-	94,734	-	28,763	584,725

(1)

The amounts in this column are calculated based on ASC 718 and represent the grant date fair value of time-vested restricted stock.  Fair value is calculated by multiplying the number of shares subject to the award by the Nasdaq closing price per share on the date the award was granted.

(2)

The amounts in this column relate to cash awards earned and accrued under the Annual Incentive Compensation Plan. That plan and these awards are discussed in the Compensation Discussion and Analysis section of this proxy statement.

(3)

The following table shows the components of "All other compensation" reported in the Summary Compensation Table above. The cost of each item noted is the actual incremental cost of providing such perquisite or benefit, with the exception of the company provided auto. The cost of the company provided auto was calculated based on the Annual Lease Value Tables published by the IRS multiplied by the estimated personal use of the vehicle or the cash value of an auto allowance.

	401(k) plan	Life	Dividends	Other perquisite	Total
	matching	insurance	on unvested	and personal	all other
Name	contribution	premiums	stock awards	benefits (a)	compensation

Steven Bangert	$12,150	$32,634	$9,238	$27,056	$81,078
Lyne B. Andrich	$12,150	$5,590	$3,891	$16,447	$38,078
Richard J. Dalton	$12,150	$19,764	$2,701	$19,395	$54,010
Robert B. Ostertag	$12,150	$9,514	$3,357	$17,661	$42,682
Scott E. Page	$12,150	$2,089	$3,951	$18,455	$36,645

(a)

Amounts generally include amounts for personal use of company autos, parking, physical examinations, health and social club dues, spousal travel expenses and other benefits that are not properly reported in any other column of the Summary Compensation Table. No amounts for any NEO included in Other perquisite and personal benefits above, when aggregated by compensation item, exceeded $25,000.

(4)	Mr. Bangert served as CEO of the Company for all of 2017 and assumed Bank CEO duties at the end of 2017.

(5)	Ms. Andrich served as CFO for all of 2017 and assumed COO duties at the end of 2017.

(6)	Mr. Dalton served as Chief Operations Officer through December 2017 and now serves as EVP and Corporate Secretary.

(7)	Mr. Ostertag served as Chief Credit Officer through the end of January 2018 and now serves as EVP and Vice-Chairman of the Bank.

(8)	Mr. Page served as Bank CEO until December 31, 2017. He will remain employed in an advisory role until his retirement on March 31, 2018.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to NEOs during fiscal year 2017. Certain terms of the Company’s stock plan pursuant to which the grants identified in the table were made are described in the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement.

								All other	All other
								stock	option		Grant
								awards:	awards:	Exercise	date fair
								Number of	Number	or base	value
		Estimated future payouts under			Estimated future payouts under			shares of	of securities	price of	of stock
		non - equity incentive plan awards (1)			equity incentive plan awards (2)			stocks or	underlying	option	and option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units	options	awards	awards
Name	date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#)	($/Sh)	($)

Steven Bangert	-	-	-	$332,592	-	-	-	-	-	-	-
	3/7/2017	-	-	-	-	-	20,369	-	-	-	$346,069

Lyne B. Andrich	-	-	-	$209,219	-	-	-	-	-	-	-
	3/7/2017	-	-	-	-	-	8,542	-	-	-	$145,129

Richard J. Dalton	-	-	-	$291,747	-	-	-	-	-	-	-
	3/7/2017	-	-	-	-	-	5,956	-	-	-	$101,192

Robert B. Ostertag	-	-	-	$133,128	-	-	-	-	-	-	-
	3/7/2017	-	-	-	-	-	6,416	-	-	-	$109,008

Scott E. Page	-	-	-	$430,991	-	-	-	-	-	-	-
	3/7/2017	-	-	-	-	-	8,799	-	-	-	$149,495

(1)

CoBiz provides annual cash incentive awards to our executive officers under our Annual Incentive Compensation Plan.  The plan does not set a threshold or target amount.  The maximum amount represents the full incentive potential. Refer to the Compensation Discussion and Analysis for additional information. The actual amount awarded for service in 2017 is reported in the Summary Compensation Table in the column “Non-equity Incentive Plan Compensation”.

(2)

Awards subject to the 2016 Annual Incentive Plan granted in 2017.  The plan does not set a threshold or target amount.  The actual number of shares of stock granted in 2017 represents the maximum number of shares of stock to be paid out upon satisfaction of the vesting conditions.  Awards subject to the 2017 Annual Incentive Plan will be granted in 2018 and will be reported in the 2019 proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by NEOs as of December 31, 2017.

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#) (1)	Market value of shares of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares that have not vested (#) (1)	Equity incentive plan awards: market value of unearned shares that have not vested ($)
Steven Bangert	-	-	-	-	-	-	42,495	$849,475
Lyne B. Andrich	150	-	$8.69	5/15/2020	-	-	17,929	$358,401
Richard J. Dalton	-	-	-	-	-	-	12,425	$248,376
Robert B. Ostertag	-	-	-	-	-	-	15,270	$305,247
Scott E. Page	-	-	-	-	-	-	18,356	$366,936

(1)	Restricted stock award that vests ratably over three years from original grant date.

OPTIONS EXERCISED AND STOCK VESTED

The following table shows all stock awards exercised or vested and the value realized upon exercise or vest, by NEOs during the year ended December 31, 2017.

	Option awards		Restricted stock awards
	Number of		Number of
	shares	Value	shares	Value
	acquired on	realized on	acquired	realized on
	exercise	exercise	on vesting	vesting
Name	(#)	($)(1)	(#)	($)(2)
Steven Bangert	-	$-	26,647	$452,733
Lyne B. Andrich	-	$-	11,052	$187,773
Richard J. Dalton	-	$-	7,793	$132,403
Robert B. Ostertag	5,817	$49,627	9,421	$160,063
Scott E. Page	5,667	$56,929	17,381	$299,703
	11,484	$106,556	72,294	$1,232,675

(1)	The value realized on exercise is computed using the difference between the closing market price upon the date of exercise and the option exercise price.

(2)	The value realized on restricted stock vested during the period is the product of the number of shares vested and the closing market price on the vest date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements.  In connection with Mr. Page’s decision to resign voluntarily from the Company effective March 31, 2018, we entered into a Separation, Waiver and Release Agreement (Separation Agreement) with Mr. Page that terminated his employment agreement on December 31, 2017.  The Separation Agreement provides that Mr. Page would be employed as the Bank Chief Executive Officer through such date, and that effective as of January 1, 2018, Mr. Page would be available to the Company to provide services in a transition period through March 31, 2018.  The Separation Agreement provides for continued vesting of Mr. Page’s outstanding equity awards during the transition period, and Mr. Page will be paid his regular base salary and will be covered under all Bank employee benefit plans.

Prior to 2005, the Company entered into employment agreements with each of the NEOs. Each such agreement provides for annual salary and eligibility for a bonus. The agreements also provide certain fringe benefits including an automobile allowance or the use of a Company automobile, an allowance for membership dues at a country, health or social club. Each such agreement provides that, during the term of the agreement and for one year thereafter, the employee is prohibited from soliciting any employees or customers of the Company or the Bank.  For purposes of this section, the employee that is subject to an employment agreement is an “Employee.”

In the event that the Company terminates the employment agreement for reasons other than "for cause" or constructively discharges the employee (for example, by materially decreasing his or her responsibilities or his or her compensation) or the employee's employment is terminated because of disability or death, the Company will pay the following severance benefits:

(i)	Twelve consecutive monthly payments each equal to one-twelfth (1/12th) of Employee’s annual basic compensation in effect immediately prior to Employee’s termination;
(ii)

For all NEOs, twelve consecutive monthly payments each equal to one-twelfth (1/12th) of the higher of (A) Employee’s discretionary bonus for the previous calendar year, or (B) the average of Employee’s discretionary bonus for the previous three calendar years, in each case prorated to the date of Employee’s termination;

(iii)

For all NEOs, the twelve-month period following the date of termination of Employee’s employment, Company will reimburse Employee for an amount on health insurance equal to monthly COBRA payments (if elected for coverage), less the amount the Employee would have paid for coverage as an employee.  In addition, for other benefit plans provided to Employee, the Company will pay in cash the amount that would have been paid or contributed to each such plan for Employee’s benefit had termination not occurred.  (This provision specifically is not applicable to Employee’s automobile and club dues, which benefits end upon Employee’s date of termination of employment.);

(iv)

For all NEOs, the twelve-month period following the date of termination of Employee’s employment, Company will treat Employee for all purposes as an Employee under all of Company’s retirement plans in which Employee was a participant on the date of termination of Employee’s employment or under which Employee would become eligible during such twelve-month period (hereinafter referred to collectively as the “Retirement Plan”). Benefits due to Employee under the Retirement Plan shall be computed as if the Employee had continued to be an Employee of Company for the twelve (12) month period following termination of employment.  If under the terms of the Retirement Plan such continued coverage is not permitted, Company will pay to Employee or Employee’s estate a supplemental benefit in an amount which, when added to the benefits that Employee is entitled to receive under the Retirement Plan, shall equal the amount that Employee would have received under the Retirement Plan had Employee remained an employee of Company during such twelve-month period; and

(v)

If any excise tax imposed under Code Section 4999 or any successor provision, as amended after the date hereof, is due and owing by Employee as a result of any amount paid or payable under such Employee’s employment agreement, the Company shall indemnify and hold Employee harmless against all such excise taxes and any interest, penalties or costs with respect thereto.

Notwithstanding the foregoing, for all NEOs, in the event that Employee terminates his or her employment within 24 months after a change in control, Employee shall be entitled to receive a multiple of the amounts specified in clauses (i) and (ii) above and the amount specified in clause (ii) above shall be for an entire year and not prorated to the date of termination.

Severance arrangements were entered into by the Company to help assure the retention of the CEO and other NEOs experience, skills, knowledge and background for the benefit of the Company. These arrangements also reinforce and encourage continued attention and dedication to duties without the distraction arising from the possibility of a change in control of the Company and provide our business with a smooth transition in the event of a change in control of the Company. In addition, these arrangements provide the NEOs with a severance amount to help financially ease their transition from the Company.

Stock Award Acceleration.    The Compensation Committee, in its sole discretion, in the event of a change in control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such change in control of any or all outstanding options and restricted stock upon such conditions and to such extent as the Compensation Committee shall determine.  Any such acceleration shall be conditioned upon the consummation of the change in control.  Awards issued after March 2013 automatically vest immediately prior to a change in control.

The table below represents the lump sum maximum amount each NEO would have been eligible to receive upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2017. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation and may differ from the amounts set forth in the tables below based on various factors.

	Resignation /	Involuntary	Termination /
	termination	termination	change
Benefits and payments upon termination	for cause	not for cause	in control	Disability	Death
Steven Bangert
Severance (1)	$-	$1,144,650	$3,422,503	$1,144,650	$1,144,650
Split-dollar insurance (2)	$-	$-	$-	$-	$5,012,900
Acceleration of award vesting (3)	$-	$-	$849,475	$849,475	$849,475
Medical and welfare benefits (4)	$-	$57,340	$57,340	$57,340	$24,706
Lyne B. Andrich
Severance (1)	$-	$631,828	$1,263,656	$631,828	$631,828
Split-dollar insurance (2)	$-	$-	$-	$-	$2,218,438
Acceleration of award vesting (3)	$-	$-	$358,401	$358,401	$358,401
Medical and welfare benefits (4)	$-	$16,068	$16,068	$16,068	$10,478
Richard J. Dalton
Severance (1)	$-	$498,876	$992,764	$498,876	$498,876
Split-dollar insurance (2)	$-	$-	$-	$-	$2,709,195
Acceleration of award vesting (3)	$-	$-	$248,376	$248,376	$248,376
Medical and welfare benefits (4)	$-	$44,474	$44,474	$44,474	$24,710
Robert B. Ostertag
Severance (1)	$-	$503,744	$1,007,489	$503,744	$503,744
Split-dollar insurance (2)	$-	$-	$-	$-	$2,032,819
Acceleration of award vesting (3)	$-	$-	$305,247	$305,247	$305,247
Medical and welfare benefits (4)	$-	$33,482	$33,482	$33,482	$23,968
Scott E. Page
Severance (5)	$-	$344,793	$344,793	$344,793	$344,793
Split-dollar insurance (2)	$-	$-	$-	$-	$344,793
Acceleration of award vesting (3)	$-	$-	$$366,936	$$366,936	$$366,936
Medical and welfare benefits (4)	$-	$15,809	$15,809	$15,809	$15,809

(1)	Represents severance payments in accordance with individual employment agreements as detailed in "—Employment Agreements" above.

(2)

Represents payments in accordance with Split-Dollar Endorsed Life Insurance agreements as detailed under "Executive Compensation—Compensation Discussion and Analysis—Retirement and Other Benefits" above.

(3)	Assumes acceleration of vesting upon a change in control. Value represents unvested restricted stock awards based on the closing market value of the common stock on December 31, 2017 of $19.99.
(4)	Represents the cost of maintaining medical, dental and life insurance coverage, as well as the 401(k) plan benefits valued at the incremental cost to the Company of providing such benefits.

(5)	Represents payments owed to Mr. Page pursuant to his Separation Agreement.

PAY RATIO

In August 2015, the SEC adopted a final rule that requires annual disclosure of the ratio of the compensation of its Principal Executive Officer (PEO) to the median compensation of its employees.    Steve Bangert, Chairman and Chief Executive Officer, is the Company’s PEO.  In determining the median employee, the Company used total wages as reported in the payroll records for all active employees at December 31, 2017.  Base salaries were annualized for those full-time employees that were not employed for the full year of 2017.  The following table shows our PEOs total annual compensation as a multiple of the Median Employee for the full year 2017.

Median Employee total annual compensation	$84,073
Steve Bangert, CEO, total annual compensation	$1,240,224
Multiple of CEO to Median Employee compensation	14.8 times

PROPOSAL 3. RATIFICATION (NONBINDING) OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.  Crowe Horwath LLP has no relationship with the Company other than that arising from its engagement as independent registered public accounting firm. See “Relationship with Independent Registered Public Accounting Firm” below. Representatives of Crowe Horwath LLP will be present at the Annual Meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees and Services

Crowe Horwath LLP has been engaged as the Company’s independent accountants since 2012.  The following table summarizes the aggregate fees billed to the Company by its principal accountants during the years ended December 31, 2017 and 2016:

	Fiscal year ended	Fiscal year ended
	December 31, 2017	December 31, 2016
Audit fees (1)	$492,000	$487,500
Tax fees (2)	90,500	86,590
All other fees (3)	3,095	2,997
	$585,595	$577,087

(1)Audit Fees.  Audit fees for services performed in 2017  and 2016 consisted of:

a.	Aggregate audit fees paid to Crowe Horwath LLP;
b.	Reviews of the Company’s quarterly financial statements; and
c.	Attestation of management’s assessment of internal control, as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended.

(2)	Tax Fees. Tax fees for services for 2017 and 2016, consisted of the following:
a.	Federal and state income tax return assistance;
b.	Research and consultation regarding tax consequences and related tax compliance requirements to the Company; and
c.	Assistance with inquiries from taxing authorities.

(3)	All Other Fees. All other fees consist of fees for an accounting research subscription.

Pre-Approval of Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm.  The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independence of the independent registered public accounting firm.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services; gives guidance to management regarding the specific services that are eligible for general pre-approval; and provides specific cost limits for each such service on an annual basis.  The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Audit Committee or if such services exceed specific de minimis limits.

The policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Audit Committee to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The policy prohibits the Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to management of the Company.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

(1)	The service is not an audit, review or other attest service;

(2)	The aggregate amount of all such services provided under this provision does not exceed five percent of the total fees paid to the independent registered public accounting firm in a given fiscal year;

(3)	Such services were not recognized at the time of the engagement to be non-audit services;

(4)	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

(5)	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

During 2017, all fees were pre-approved.

AUDIT COMMITTEE REPORT

In accordance with its written charter, a copy of which is available on the Company’s website (www.cobizfinancial.com), the Audit Committee assists the Board of Directors in its oversight role over the Company’s financial accounting and reporting process, the Company’s system of internal control over financial reporting established by management and the external audit process.  The Board has determined, in its business judgment, that Mr. Hutchinson, Ms. Rhinehart and Mr. Polson qualify as an “audit committee financial expert” as defined by SEC regulations.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for the audit of the consolidated financial statements and internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes and procedures.  The Audit Committee reviews and reports to the Board of Directors regarding the performance of the internal audit function, credit administration, compliance and independent registered public accounting firm, the integrity of the financial statements, management's efforts to maintain a system of internal control over financial reporting, and compliance with legal and regulatory requirements.

The Audit Committee has reviewed and discussed with management the audited financial statements included in the Company’s 2017 Form 10-K. The Audit Committee separately met with representatives of our internal audit department and independent registered public accounting firm, with and without management, to discuss the results of their audits and their observations and recommendations regarding the Company’s internal controls. The Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed under applicable Public Company Accounting Oversight Board (PCAOB) standards.

The Audit Committee has received from our independent registered public accounting firm, as required by the PCAOB, a written disclosure, indicating all relationships, if any, between the independent registered public accounting firm and its related entities and the Company and its related entities which, in the auditor’s professional judgment, reasonably may be thought to bear on the auditor’s independence, and a letter from the independent registered public accounting firm confirming that, in its professional judgment, it is independent of the Company.  The Audit Committee discussed with the independent registered public accounting firm any relationship that may have an impact on its objectivity and independence and satisfied itself as to the auditor’s independence.

Based upon the review, discussion, disclosures and materials described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2017 Form 10-K.

This report is submitted by the Audit Committee.

Mary K. Rhinehart, Chair

Michael G. Hutchinson

Douglas L. Polson

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of February 21, 2018, certain information regarding beneficial ownership of the Company’s common stock by (i) each director of the Company, (ii) each NEO and (iii) all of the Company’s directors and NEOs as a group.  Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such owners.

STOCK OWNERSHIP OF DIRECTORS AND MANGEMENT

	(A)
	Number of	(B)
	shares of common stock	Right to	(A) + (B)	Percent of
Name and address of beneficial owner (1)	beneficially owned	acquire (2)	Total	class (3)
Directors
Michael B. Burgamy (4)	270,870	7,000	277,870	*
Michael G. Hutchinson	299	-	299	*
Angela M. MacPhee	715	3,000	3,715	*
Evan Makovsky (5)	96,671	5,000	101,671	*
Richard L. Monfort	7,465	750	8,215	*
Joel R. Montbriand	4,715	5,000	9,715	*
Jonathan P. Pinkus	715	2,833	3,548	*
Douglas L. Polson	10,841	2,000	12,841	*
Mary K. Rhinehart	5,575	5,000	10,575	*
Noel N. Rothman (6)	1,652,924	4,000	1,656,924	3.92%
Terrance M. Scanlan	715	833	1,548	*
Bruce H. Schroffel	8,357	4,600	12,957	*
Timothy J. Travis	87,585	-	87,585	*
Mary Beth Vitale	6,715	5,000	11,715	*
Marc S. Wallace	715	1,917	2,632	*
Willis T. Wiedel	1,605	4,000	5,605	*
Named Executive Officers				*
Lyne B. Andrich	102,131	150	102,281	*
Steven Bangert (7)	1,458,264	-	1,458,264	3.45%
Richard J. Dalton	74,093	-	74,093	*
Robert B. Ostertag	53,445	-	53,445	*
Scott E. Page	24,109	-	24,109	*
All directors and executive officers as a group -- 26 persons	3,954,324	51,517	4,005,841	9.47%

* Less than 1% of shares outstanding.

(1)	The address of each of the above-named shareholders is c/o CoBiz Financial Inc., 1401 Lawrence Street, Suite 1200, Denver, Colorado 80202.

(2)	Represents stock options which are currently exercisable or will become exercisable within 60 days after February 21, 2018.

(3)

Percentage ownership has been calculated based on the number shares of common stock that were issued and outstanding as of February 21, 2018, plus, in the case of each individual and group, any shares that the person or the group has the right to acquire within 60 days of February 21, 2018 (but excluding any shares that any other person or group has the right to acquire).

(4)	Includes 35,750 shares held by Mr. Burgamy's wife.

(5)

Includes 2,513 shares held by Mr. Makovsky's wife, 56,672 shares held by the Shames-Makovsky Profit Sharing Plan, in which Mr. Makovsky is a participant and trustee and 24,741 shares that have been pledged as security for a borrowing arrangement.

(6)

Includes 1,269,559 shares owned directly by Mr. Rothman; 44,112 shares held by NaF Limited Partnership, an entity of which Mr. Rothman is a general partner; 104,106 shares held by Namtor Growth Fund Partnership, an entity of which Mr. Rothman is a general partner; 75,820 shares held in various family trusts for which Mr. Rothman is a trustee; 325 shares held in an individual retirement account for the benefit of Mr. Rothman; 56,881 shares held by Mr. Rothman's wife; 6,271 shares held in a trust for which Mr. Rothman's wife is a co-trustee; and 95,850 shares held in trust by Mr. Rothman's wife.

(7)

Includes 1,002,727 shares owned directly by Mr. Bangert; 241,571 shares held by a family partnership, of which Mr. Bangert is the general partner; 135,000 shares owned by a corporation equally owned by Mr. Bangert and his wife; and 78,966 shares held by Mr. Bangert's wife and children.  Total also includes 987,516 shares that have been pledged as security for a borrowing arrangement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following sets forth certain information concerning the only persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of CoBiz common stock as of February 21, 2018.

	Name and	Amount and
	address of	nature of		Percent
Title of class	beneficial owner	beneficial ownership		of class (1)
Common stock	T. Rowe Price Associates, Inc.	4,778,890	(2)	11.31%
	100 E. Pratt Street
	Baltimore, MD 21202

Common stock	BlackRock, Inc.	3,091,141	(3)	7.32%
	55 East 52nd Street
	New York, NY 10022

(1)

Percentage ownership has been calculated based on the number of shares of common stock that were issued and outstanding as of February 21, 2018, plus, in the case of each individual and group, any shares that the person or the group has the right to acquire within 60 days of February 21, 2018 (but excluding any shares that any other person or group has the right to acquire).

(2)

As reported on Schedule 13G/A filed with the SEC on February 14, 2018, these securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934 (Exchange Act), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)

As reported on Schedule 13G/A filed with the SEC on January 29, 2018, BlackRock, Inc. reports that it has sole voting over 2,991,789 shares of common stock and dispositive power over 3,091,141 shares of common stock.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our executive officers, key employees, directors and principal shareholders, members of their immediate families and businesses in which they hold controlling interests are our customers, and it is anticipated that such parties will continue to be our customers in the future. All outstanding loans and extensions of credit by us to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and, in our opinion, do not involve more than the normal risk of collectability or contain other features unfavorable to us. At December 31, 2017, the aggregate balance of our loans and advances under existing lines of credit to these parties was approximately $34.1 million, or 1.1% of our total loans and leases.

Shames-Makovsky Realty Company, an entity of which Mr. Makovsky is the majority owner and managing partner, has been engaged by the owners of our Northeast Denver location to act as their property manager. Rent payments for this related party lease for the year ended December 31, 2017 was $0.2 million.

For information on certain other relationships and transactions between the Company and certain officers, directors and principal shareholders, see “Committees of the Board of Directors—Compensation Committee Interlocks and Insider Participation” above.

The Company has various written procedures in place to identify potential related party transactions, which are reported and reviewed with the Company’s Disclosure and Audit Committees.  Some ordinary course transactions or relationships are not reviewed by the Disclosure or Audit Committees, including ordinary course customer relationships such as the banking and lending relationships described above. The Company has other written policies and procedures in place to ensure compliance with applicable bank regulatory requirements regarding those banking and lending relationships.  Furthermore, the Company’s Code of Conduct and Ethics addresses potential conflicts of interest, and requires that conflicts be disclosed to the Company’s Director of Internal Audit, requesting a waiver and cooperating in the establishment of appropriate procedures to neutralize the conflict.  Waivers for directors and executive officers must be approved by the Company’s Board of Directors.  These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

On an annual basis, all directors and executive officers of the Company complete a questionnaire that, among other things, requires confirmation of any completed or proposed transaction with the Company that exceeds $120,000 to which they or an immediate family member were involved.  Members of the Audit Committee are precluded from accepting, directly or indirectly, consulting, advisory, or other compensatory fees from the Company.  The Audit Committee of the Company reviews all related party transactions that are required to be disclosed under Item 404 of SEC Regulation S-K.

In addition, each quarter the Company’s Disclosure Committee requests all senior officers to identify any related party transaction of which they are aware.  Transactions identified through this process are reported to the Audit Committee each quarter.  Our procedures for reviewing related party transactions, other than approving waivers of compliance with the Code of Conduct and Ethics and transactions required to be disclosed under Item 404 of SEC Regulation S-K, do not require the approval or ratification of such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of the outstanding common stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5 with the SEC.  Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms furnished to the Company, each of the Company’s directors, officers and beneficial owners of more than 10% of the outstanding common stock have filed all forms required by Section 16 of the Exchange Act in fiscal 2017 on a timely basis, except for a Form 4 with one transaction for Mr. Page, which was filed late.

2017 ANNUAL REPORT TO SHAREHOLDERS

Included with this Proxy Statement is the Company’s 2017 Annual Report to Shareholders, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder of the Company who desires to make his, her or its thoughts known to an individual director of the Company, the Board or a committee of the Board may do so by mail to: Board of Directors, c/o CoBiz Financial Inc., Corporate Secretary, 1401 Lawrence Street, Suite 1200, Denver, Colorado 80202.  The Secretary will forward all shareholder communications, other than communications that are not properly directed or are frivolous, to the individual director of the Company, the Board or a committee of the Board, as requested in the communication.  This policy is intended to apply only to communications from shareholders in their capacities as such.  Communications to the Company from one of its officers, employees or agents will only be forwarded to a director, the Board or a committee of the Board if the communication is made solely in the person’s capacity as a shareholder.  The policy does not apply to shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which will be handled in accordance with applicable SEC rules.

SHAREHOLDER RECOMMENDATIONS OF DIRECTOR NOMINEES

The Nominating Subcommittee will consider individuals recommended by the shareholders of the Company to serve on the Board.  Shareholders who wish to recommend individuals for consideration by the Nominating Subcommittee may do so by submitting a written recommendation to: Director Nominations, c/o CoBiz Financial Inc., Corporate Secretary, 1401 Lawrence Street, Suite 1200, Denver, Colorado 80202.  Submissions must include:

•	the name and address of the shareholder recommending such individual;
•	the number of shares of common stock beneficially owned by such shareholder and length of time held;
•	any material interest or relationship that such recommending shareholder may have with the recommended individual;
•	biographical information concerning the recommended individual, including age and employment history (including employer names and a description of the employer’s business) and educational background;
•	all previous and current Board directorships, or similar positions, held by the recommended individual; and
•	any other information that the shareholder believes would aid the Nominating Subcommittee in its evaluation of the recommended individual.

Submissions must be accompanied by a written consent of the individual recommended to stand for election if nominated by the Board and to serve if elected by the shareholders of the Company.

The Nominating Subcommittee believes that candidates for director should have the following minimum qualifications:

•	each candidate should be of the highest ethical character and share the values of the Company as reflected in its Code of Conduct and Ethics;
•	each candidate should have a reputation, both personal and professional, consistent with the image and reputation of the Company;
•	each candidate should be highly accomplished in his or her respective field, with superior credentials and recognition;
•	each candidate should have relevant expertise and experience;
•	each candidate should have the ability to exercise sound business judgment;
•	each candidate should be able to read and understand basic financial statements; and
•	each candidate should bring a unique skill set to complement the existing Board structure.

PROPOSAL 4.  ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the frequency of advisory shareholder votes on compensation of named executive officers.  Section 14A of the Exchange Act requires publicly traded companies to allow shareholders to indicate, on an advisory (nonbinding) basis at least once every six years, how frequently the Company should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. This proposal allows shareholders to indicate whether they prefer an advisory vote on named executive officers every one, two or three years, through the following resolution:

“RESOLVED, that the shareholders of CoBiz Financial Inc. (the “Company”) recommend that the Company hold an advisory vote on the compensation of the named executive officers, as disclosed pursuant to the SEC’s rules, every one, two or three years, as determined by the option that receives the highest number of shareholder votes.”

As discussed under proposal two, the Board has previously adopted a policy to provide an annual advisory vote on executive compensation. The Board believes that an annual advisory vote on executive compensation allows our shareholders to provide their direct and timely input on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an annual advisory vote is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. If the shareholders approve a frequency other than one year, the Board will consider that vote in a re-examination of its adopted policy.

The Board of Directors recommends holding an annual nonbinding advisory vote for the approval of executive compensation.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR

2019 ANNUAL MEETING

Shareholder proposals submitted for inclusion in the Company’s proxy statement for the Annual Meeting of Shareholders in the year 2019 must be received by the Secretary of the Company not later than November 9, 2018.

If the Company does not receive notice of a matter or proposal to be considered for the 2019 Annual Meeting of Shareholders (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement for such Annual Meeting) on or before November 9, 2018, then the persons appointed by the Board of Directors to act as proxies for such Annual Meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at such Annual Meeting.

OTHER MATTERS

The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Whether or not you plan to attend the Annual Meeting, please vote via telephone, via Internet, or by marking, signing, dating and promptly returning the enclosed proxy in the enclosed return envelope.

UPON WRITTEN REQUEST OF A BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THIS SHAREHOLDERS MEETING WHO DID NOT RECEIVE A COPY OF THE ENCLOSED ANNUAL REPORT TO SHAREHOLDERS, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017, ACCOMPANIED BY A LIST BRIEFLY DESCRIBING ALL THE EXHIBITS THERETO AND NOT CONTAINED THEREIN.  THE COMPANY WILL FURNISH A COPY OF ANY EXHIBIT UPON THE ADDITIONAL REQUEST OF SUCH PERSON AND THE PAYMENT OF A FEE OF $0.25 PER PAGE.  ADDRESS ANY SUCH REQUESTS TO RICHARD DALTON,  CORPORATE SECRETARY, COBIZ FINANCIAL INC.,  1401 LAWRENCE STREET, STE. 1200, DENVER, CO 80202.  THE REQUEST MUST CONTAIN A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE MEETING, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE MEETING.

APPENDIX A

Reconciliation from GAAP to non-GAAP (unaudited)

Net income, diluted earnings per common share (EPS) and ROA, adjusted to exclude the increase to tax expense from the TCJA, is a non-GAAP measure.  The Company believes presenting net income,  EPS and ROA excluding the effect of the TCJA is meaningful to increase comparability of period-to-period results.  The following table is a reconciliation of diluted earnings per share and ROA as adjusted to exclude the effect of the TCJA.

		Year ended December 31,
	(in thousands, except share amounts)	2017	2016
A	Net income - GAAP, adjusted for:	$32,918	$34,899
	TCJA deferred tax remeasurement	7,150	-
B	Adjusted net income - non-GAAP	$40,068	$34,899

	Weighted average common shares outstanding - diluted	41,726	41,125
C	Average assets	$3,766,839

	Diluted EPS - GAAP	$0.78	$0.84
	Adjusted diluted EPS - non-GAAP	$0.95	$0.84

A / B	ROA - GAAP	0.87%
A / C	ROA - non-GAAP	1.06%

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2018. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/COBZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 – 3 and FOR the option of an annual nonbinding advisory vote as the frequency of future advisory votes regarding executive compensation. + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Steven Bangert 02 - Michael G. Hutchinson 03 - Angela M. MacPhee 04 - Joel R. Montbriand 05 - Jonathan P. Pinkus 06 - Mary K. Rhinehart 07 - Noel N. Rothman 08 - Terrance M. Scanlan 09 - Bruce H. Schroffel 10 - Mary Beth Vitale 11 - Marc S. Wallace 12 - Willis T. Wiedel For Against Abstain ForAgainst Abstain 2. An advisory (nonbinding) shareholder approval of executive compensation. 3. The ratification (nonbinding) of the selection of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. 1 Year 2 Years 3 Years Abstain 4. An advisory (nonbinding) vote to determine whether the shareholder vote on the compensation of the Company’s executives will occur every 1, 2, or 3 years. MMMMMMMC 1234567890 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 7 2 4 0 2 1 02S7VA MMMMMMMMM A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — CoBiz Financial Inc. + 1401 Lawrence Street, Suite 1200 Denver, Colorado 80202 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated March 9, 2018, hereby appoints Steven Bangert and Lyne Andrich proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of CoBiz Financial Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of CoBiz Financial Inc. to be held on April 26, 2018 at the Company’s Corporate office at 1401 Lawrence Street, Suite 1200, Denver, Colorado 80202, at 8:00 a.m., M.D.T., and any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted as recommended by the Board of Directors on all proposals. PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Non-Voting Items Change of Address — Please print new address below. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C B

NNNNNNNNNNNN . + NNNNNN C 1234567890 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/COBZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Important Notice Regarding the Availability of Proxy Materials for the CoBiz Financial Inc. Shareholder Meeting to be Held on April 26, 2018 Under the Securities and Exchange Commission rules, you are reviewing this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: www.envisionreports.com/COBZ Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/COBZ to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. � Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 2, 2018 to facilitate timely delivery. + 2 N O T C O Y 02S7XA NNNNNNNNN Shareholder Meeting Notice1234 5678 9012 345 IMPORTANT ANNUAL MEETING INFORMATION

. CoBiz Financial Inc.’s Annual Meeting of Shareholders will be held on April 26, 2018 at the Company’s corporate office at 1401 Lawrence Street, Suite 1200, Denver, Colorado 80202 at 8:00 a.m., M.D.T. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote: 1. 2. 3. FOR the election of the Board of Director's twelve nominees to serve as directors of the Company; FOR the advisory (nonbinding) shareholder approval of executive compensation; FOR the ratification (nonbinding) of the selection of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; FOR the option of an annual nonbinding advisory vote as the frequency with which shareholders are provided a future advisory vote regarding executive compensation. 4. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. Directions to the 2018 Annual Meeting Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/COBZ. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials CoBiz Financial Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 2, 2018. g g 02S7XA Shareholder Meeting Notice